UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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FMC CORPORATION

(Name of Registrant as Specified In Its Charter)

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FMC Corporation

March 20, 2015

Dear Stockholder:

It is my pleasure to invite you to attend the Company’s 2015 Annual Meeting of Stockholders. The meeting will be held on Tuesday, April 28, 2015, at 2:00 p.m. local time at the Top of the Tower, 1717 Arch Street, 50th Floor, Philadelphia, Pennsylvania. The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be conducted at the meeting.

During the meeting, I will report to you on the Company’s earnings, results and other achievements during 2014 and on our outlook for 2015. We welcome this opportunity to have a dialogue with our stockholders and look forward to your comments and questions.

Your vote is important. Please vote your proxy promptly so your shares can be represented. Please see your proxy card for specific instructions on how to vote.

If you plan to attend the meeting, please send written notification to the Company’s Investor Relations Department, 1735 Market Street, Philadelphia, Pennsylvania 19103, so that your name can be put on an admission list held at the registration desk at the entrance to the meeting. If your shares are held by a bank, broker or other intermediary and you plan to attend, you must enclose with your notification evidence of your ownership, such as a letter from the bank, broker or intermediary confirming your ownership or a bank or brokerage firm account statement. If you wish to vote at the meeting, please refer to the section of this proxy statement entitled “How to Vote” for specific instructions.

I look forward to seeing you on April 28th.

Sincerely,

Pierre Brondeau

President, Chief Executive Officer and Chairman of the Board

Notice of Annual Meeting of Stockholders

Tuesday, April 28, 2015

2:00 p.m.

Top of the Tower, 1717 Arch Street, 50th Floor, Philadelphia, Pennsylvania

Dear Stockholder:

You are invited to the Annual Meeting of Stockholders of FMC Corporation. We will hold the meeting at the time and place noted above. At the meeting, we will ask you to:

1.	Elect seven directors, each for a term of one year.

2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2015.

3.	Hold an advisory (non-binding) vote on executive compensation.

4.	Consider and act upon any other business properly brought before the meeting.

THE BOARD RECOMMENDS A VOTE FOR ITS NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2 and 3.

Your vote is important. To be sure your vote counts and assure a quorum, please vote, sign, date and return the enclosed proxy card whether or not you plan to attend the meeting; or if you prefer, please follow the instructions on the enclosed proxy card for voting by Internet or by telephone whether or not you plan to attend the meeting in person.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 28, 2015:

The proxy statement and the annual report to security holders are available at www.fmc.com

March 20, 2015

By order of the Board of Directors,

Andrea E. Utecht

Executive Vice President, General Counsel and Secretary

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I.	INFORMATION ABOUT VOTING

Solicitation of Proxies

The Board of Directors of FMC Corporation (the “Company” or “FMC”) is soliciting proxies for use at the Company’s 2015 Annual Meeting of Stockholders and any postponements or adjournments of that meeting (as so postponed or adjourned, the “2015 Annual Meeting” or the “Annual Meeting”). The Company first mailed this proxy statement, the accompanying form of proxy and the Company’s Annual Report for 2014 on or about March 20, 2015.

Agenda Items

The agenda for the Annual Meeting is to:

1.	Elect seven directors;

2.	Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2015;

3.	Hold an advisory (non-binding) vote on executive compensation;

4.	Conduct other business properly brought before the meeting.

Who Can Vote

You can vote at the Annual Meeting if you are a holder of the Company’s common stock, par value of $0.10 per share (“Common Stock”), on the record date. The record date is the close of business on March 3, 2015. You will have one vote for each share of Common Stock. As of March 3, 2015, there were 133,527,050 shares of Common Stock outstanding.

How to Vote

You may vote in one of four ways:

•	You can vote by signing and returning the enclosed proxy card. If you do, the individuals named on the card will vote your shares in the way you indicate;

•	You can vote by Internet;

•	You can vote by telephone; or

•	You can cast your vote at the Annual Meeting.

If you plan to cast your vote at the meeting, please send written notification to the Company’s Investor Relations Department, 1735 Market Street, Philadelphia, Pennsylvania 19103, so that your name can be put on an admission list held at the registration desk at the entrance to the meeting. In addition, if you hold your shares through a broker, bank or other intermediary and you wish to vote at the Annual Meeting, you must obtain a legal proxy from them authorizing you to vote at the Annual Meeting. We will be unable to accept a vote from you at the Annual Meeting without that authorization. If you are a registered stockholder and wish to vote at the Annual Meeting, in addition to the above attendance notification, you must provide proper identification as the stockholder of record at the registration desk, but no additional authorization will be required in order to cast your vote.

Use of Proxies

Unless you tell us on the proxy card to vote differently, we plan to vote signed and returned proxies FOR the Board nominees for director, and FOR Proposals 2 and 3, and in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting.

Quorum Requirement

We need a quorum of stockholders to hold a valid Annual Meeting. A quorum will be present if the holders of at least a majority of the outstanding Common Stock entitled to vote at the meeting either attend the Annual Meeting in person or are represented by proxy at the Annual Meeting. Abstentions, broker non-votes (described below) and votes withheld are counted as present for the purpose of establishing a quorum.

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Vote Required for Action

Directors are elected by a majority of the votes cast in an uncontested election. Because the number of nominees properly nominated for the Annual Meeting is the same as the number of directors to be elected at the Annual Meeting, the election of directors is an uncontested election. As a result, any nominee who receives a majority of the votes cast with respect to his or her election at the Annual Meeting will be elected to the Board (or re-elected, in the case of any nominee who is an incumbent director). Incumbent nominees have tendered a contingent resignation which would become effective if (i) the nominee does not receive a majority of the votes cast with respect to his or her election at the Annual Meeting and (ii) the Board of Directors accepts such resignation. Adoption of Proposals 2 and 3 require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote at the meeting.

Abstentions or Lack of Instructions to Banks, Brokers, or Employee Benefit Plan Trustees

Abstentions will not be counted as votes cast for the election of directors, and thus will have no effect on the election of directors. With respect to Proposals 2 and 3, abstentions will have the effect of a vote against such proposals.

A broker non-vote occurs when a bank, broker or other nominee holding shares on behalf of a stockholder does not receive voting instructions from the beneficial owner with respect to a non-routine matter to be voted on at the Annual Meeting by a specified date before the Annual Meeting. Banks, brokers and other nominees may vote undirected shares on matters deemed routine in accordance with New York Stock Exchange rules, but they may not vote undirected shares on matters deemed non-routine in accordance with such rules. For this purpose, the ratification of the appointment of the independent registered public accounting firm is considered a routine matter, but the election of directors and the advisory vote regarding executive compensation are considered non-routine matters. In the event of a broker non-vote in the election of directors or with respect to Proposals 2 and 3 at the Annual Meeting, the broker non-vote will not have any effect on the outcome inasmuch as broker non-votes are not counted as votes cast or as shares present and entitled to be voted with respect to any matter on which the broker has expressly not voted.

If you are entitled to vote shares held under an employee benefit plan and you either do not direct the trustee by April 24, 2015 how to vote your shares, or if you vote on some but not all matters that come before the Annual Meeting, the trustee will, in the case of shares held in the FMC Corporation Savings and Investment Plan, vote your undirected shares in proportion to the votes received from other participants, and in the case of the Company’s other employee plans, vote your shares in the trustee’s discretion, except to the extent that the plan or applicable law provides otherwise.

Revoking a Proxy

You may revoke your proxy at any time before it is exercised. You can revoke a proxy by:

•	Sending a written notice to the Corporate Secretary of FMC;

•	Delivering a properly executed, later-dated proxy;

•	Attending the Annual Meeting and voting in person, provided that you comply with the conditions set forth in the section of this proxy statement above entitled “How to Vote”; or

•	If your shares are held through an employee benefit plan, your revocation must be received by the trustee by April 24, 2015.

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II.	THE PROPOSALS TO BE VOTED ON

Proposal 1	Election of Directors

The Company is in the process of declassifying its Board, which previously had three classes of directors, each with a term of three years. Three directors have already moved to one-year terms. As their class terms expire on a rolling basis, the remaining directors with three-year terms will come up for election at the 2015 and 2016 Annual Meetings and will be elected for one-year terms only thereafter.

Nominees for Director

The nominees for director this year are Eduardo E. Cordeiro, G. Peter D’Aloia, C. Scott Greer, K’Lynne Johnson, Paul J. Norris, William H. Powell, and Vincent R. Volpe, Jr., each of whose term expires at the 2015 Annual Meeting. If elected, these directors’ next term will expire at the 2016 Annual Meeting. Information about the nominees and the continuing directors is contained in the section of this proxy statement entitled “Board of Directors”.

The Board of Directors expects that all of the nominees will be able and willing to serve as directors. If any nominee becomes unavailable, the proxies may be voted for another person nominated by the Board of Directors to fill the vacancy, or the size of the Board of Directors may be reduced.

The Board of Directors recommends a vote FOR the election of Eduardo E. Cordeiro, G. Peter D’Aloia, C. Scott Greer, K’Lynne Johnson, Paul J. Norris, William H. Powell and Vincent R. Volpe, Jr. to the Board of Directors as described above.

Proposal 2	Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has approved KPMG LLP (“KPMG”) continuing to serve as the Company’s independent registered public accounting firm for 2015. For the years 2013 and 2014, KPMG’s fees, all of which were approved by the Audit Committee, were as follows:

($000)	2014	2013
Audit Fees(1)	5,125	2,802
Audit Related Fees(2)	4,392	1,336
Tax Fees(3)	698	852
All Other Fees(4)	302	302
TOTAL	10,517	5,292

(1)	Fees for professional services performed by KPMG for the integrated audit of the Company’s annual consolidated financial statements and review of financial statements included in the Company’s Form 10-Q filings. The amount also includes other services that are normally provided by KPMG in connection with statutory and regulatory filings or engagements and, for 2014, filings related to the Company’s strategic initiatives.

(2)	Fees for services performed by KPMG that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes employee benefit and compensation plan audits, services in connection with acquisitions and attestations by KPMG that are required by statute or regulation. In 2014, the amount includes fees related to carve-out audits in connection with a planned divestiture.

(3)	Fees for professional services performed by KPMG with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries, refund claims, payment planning, and tax audit assistance.

(4)	Fees for other permissible work performed by KPMG that does not fall within the categories set forth above. For the years listed above, this work consists of tax filings for individual employees involved in the Company’s expatriate program.

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Pre-Approval of Independent Registered Public Accounting Firm Services

The Committee has adopted a Pre-Approval Policy with respect to audit and non-audit services performed by its independent registered public accounting firm. The following is a summary of the Policy.

Prior to the commencement of services for a given year, the Audit Committee will grant pre-approvals of expected services and estimated fees, as presented by the independent registered public accounting firm. The independent registered public accounting firm will routinely update the Committee during the year in which the services are performed as to the actual services provided and related fees pursuant to the Pre-Approval Policy.

Unexpected services or services for which the fees to be incurred would exceed pre-approved amounts, will require specific approval before the services may be rendered. Requests or applications to provide such services that require specific approval by the Audit Committee will be submitted to the Chairman of the Audit Committee and to the Company’s Chief Financial Officer or his designee by the independent registered public accounting firm.

The request or application must include a statement as to whether, in the view of both the independent registered public accounting firm and the Chief Financial Officer or his designee, such request or application is consistent with the rules of the Securities and Exchange Commission (“SEC”) regarding auditor independence. Authority to grant approval for such services has been delegated to the Chairman of the Audit Committee, provided that any such approval would then be reviewed by the full Committee at the next regularly scheduled meeting.

The Audit Committee has determined that the independence of KPMG has not been adversely impacted as a result of the non-audit services performed by such accounting firm.

We expect a representative of KPMG to attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires and also will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2015.

Proposal 3	Advisory (Non-Binding) Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires virtually all U.S. publicly-traded companies to permit their stockholders to cast a non-binding advisory vote on executive compensation paid to their executive officers named in this proxy statement (“named executive officers” or “NEOs”). At our 2011 Annual Meeting of Stockholders, our stockholders were asked to vote on whether the advisory vote on executive compensation should be held annually, every two years or every three years. Our stockholders indicated a preference for holding such a vote on an annual basis. Our Board determined as a result of such vote on the frequency of the advisory vote to approve our executive compensation, that we will hold a stockholder advisory vote to approve our executive compensation every year.

This advisory vote on executive compensation is non-binding on the Board, will not overrule any decision by the Board and does not compel the Board to take any action. However, the Board and the Compensation and Organization Committee may consider the outcome of the vote when considering future executive compensation decisions. Specifically, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, the Board will consider our stockholders’ concerns and the Compensation and Organization Committee will evaluate whether any actions are necessary to address those concerns.

The Board and the Compensation and Organization Committee believe that the Company’s executive compensation programs and policies and the compensation decisions for 2015 described in this proxy statement (i) support the Company’s business objectives, (ii) link the interests of the executive officers and stockholders, (iii) align NEO pay with individual and the Company’s performance, without encouraging excessive risk-taking that could have a material adverse effect on the Company, (iv) provide NEOs with a competitive level of compensation and (v) promote retention of the NEOs and other senior leaders.

For the reasons discussed above (and further amplified in the compensation disclosures made in this proxy statement), the Board recommends that stockholders vote in favor of the following resolution:

RESOLVED that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and other related tabular and narrative disclosures set forth in this proxy statement).

The Board of Directors unanimously recommends a vote FOR the above resolution.

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III.	BOARD OF DIRECTORS

Nominees for Director

New Term Expiring in 2016

Eduardo E. Cordeiro

Principal Occupation: Executive Vice President, Chief Financial Officer, and President, Americas Region, of Cabot Corporation, a global specialty chemicals and performance materials company
Age: 47
Director Since: 2011

Mr. Cordeiro has served as Executive Vice President and Chief Financial Officer of Cabot Corporation since 2009. In 2014 he was also appointed President, Americas Region. He joined Cabot in 1998 and has held several corporate, business and executive management positions including General Manager of Cabot’s Fumed Metal Oxides and Tantalum businesses and Vice President of Corporate Strategy. Prior to joining Cabot, Mr. Cordeiro was a consultant with The Boston Consulting Group and a founding partner of The Economics Resource Group. Mr. Cordeiro brings extensive strategy, finance and chemical industry experience to the Board. He has developed corporate strategy experience working for The Boston Consulting Group and more specifically chemical industry strategy experience leading Cabot’s corporate strategy function for the last several years. He also brings deep financial experience having held multiple finance roles at Cabot over the last 15 years, including, most recently, the CFO position. Mr. Cordeiro also brings operational and chemical industry business experience to the Board having been General Manager for two of Cabot’s core specialty chemical businesses.

G. Peter D’Aloia

Principal Occupation: Managing Director and member of the Board of Directors of Ascend Performance Materials Holdings, Inc., a producer of Nylon 66 and related chemicals
Age: 70
Director Since: 2002

Mr. D’Aloia has served as Managing Director and a member of the Board of Directors of Ascend Performance Materials Holdings, Inc. since June 1, 2009. From February 2000 until June 2008, Mr. D’Aloia served as Senior Vice President and Chief Financial Officer of Trane, Inc. (formerly American Standard Companies, Inc.). Prior to that, he was employed by AlliedSignal Inc. (now known as Honeywell), a diversified industrial company, most recently serving as Vice President-Strategic Planning and Business Development. He spent 28 years with AlliedSignal Inc. in diverse management positions, including Vice President-Taxes, Vice President and Treasurer, Vice President and Controller, and Vice President and Chief Financial Officer for the Engineered Materials sector. He is a member of the Boards of Directors of ITT Corporation and Wabco, Inc. Mr. D’Aloia’s significant financial and business experience resulting from senior executive and financial roles in large manufacturing operations, and service as a director of other public companies, make him eminently qualified to be a director of the Company and to serve as a financial expert on the Audit Committee.

C. Scott Greer

Principal Occupation: Principal, Greer and Associates, a private investment management firm
Age: 64
Director Since: 2002

Since June 2006, Mr. Greer has been a principal in Greer and Associates, a private investment management firm. Until June 2005, he was Chairman, President and Chief Executive Officer of Flowserve Corporation, a manufacturer of industrial flow management equipment. He served as Chairman from April 2000 and as its President and Chief Executive Officer from January 2000. Mr. Greer joined Flowserve Corporation in 1999 as President and Chief Operating Officer. In March 2005, without admitting or denying the SEC’s charges, Mr. Greer consented to the issuance by the SEC of an administrative order concluding that he caused Flowserve to violate the SEC’s periodic reporting requirements and Regulation FD, and he consented to the entry of a final judgment requiring him to pay a related $50,000 civil penalty. Prior to joining Flowserve, Mr. Greer was President of UT Automotive, a subsidiary of United Technologies Corporation, a supplier of automotive systems and components, from 1997 to 1999. He was President and a director of Echlin, Inc., an automotive parts supplier, from 1990 to 1997, and its Chief Operating Officer from 1994 to 1997. Mr. Greer served on the Board of Directors of Washington Group from 2002 to 2007. He was also a member of the Board of Directors of eMedicalFiles, Inc. Mr. Greer’s experience in senior executive roles, including as Chairman and CEO of a publicly-traded global manufacturing operation, as well as his service as a director of other public companies, enable him to make a significant contribution as a director of the Company.

K’Lynne Johnson

Principal Occupation: CEO and President of Elevance Renewable Sciences, Inc., a global specialty chemicals company
Age: 46
Director Since: 2013

Ms. Johnson is Chief Executive Officer and President of Elevance Renewable Sciences, Inc. Elevance products and technologies are used in personal care products, detergents and cleaners, lubricants and additives, engineered polymers and other specialty chemicals markets. Prior to being named CEO and President of Elevance, Ms. Johnson was Senior Vice President of the Global Derivatives operating company within BP Innovene, one of the world’s largest global petrochemical and refining companies. She has served in a variety of leadership and executive positions for more than 20 years at Amoco, BP Chemicals, Innovene and Elevance. Ms. Johnson brings both operational and chemical industry experience which are of great value to the Board.

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Paul J. Norris

Principal Occupation: Retired Chairman and Chief Executive Officer of W. R. Grace & Co., a manufacturer of specialty chemicals
Age: 67
Director Since: 2006

Until May 2005, Mr. Norris served as Chairman and Chief Executive Officer of W. R. Grace & Co., a manufacturer of specialty chemicals. Mr. Norris was actively engaged in W. R. Grace’s businesses for the six years prior to his retirement as Chief Executive Officer. He resigned as a member of W. R. Grace’s Board of Directors in February 2010. Mr. Norris joined W.R. Grace as President and CEO in November 1998 and became Chairman in January 1999. Prior to joining W.R. Grace, Mr. Norris was at AlliedSignal Inc. (now known as Honeywell) for nine years and served as Senior Vice President and President, Specialty Chemicals, from 1997 to 1998; President, AlliedSignal Polymers Division from 1994 to 1997; and President, AlliedSignal Chemicals & Catalysts (formerly Fluorine Products Division) from 1989 to 1994. From 1981 to 1989, Mr. Norris served in various executive capacities with Engelhard Corporation (now a part of BASF Corporation), including President of Catalysts and Chemicals, Senior Vice President and General Manager of Catalysts, and Vice President and Business Director for Petroleum Catalysts. Mr. Norris has previously served on the Board of Directors of Borden Chemicals, Inc., Ecolab, Inc. and Nalco Holding Company, and he served as the Non-Executive Chairman of the Board of Directors of Sealy Corporation. He currently performs advisory services for Kohlberg Kravis Roberts & Co. As the former Chairman and CEO of a specialty chemical company and with over 30 years in the chemical industry, Mr. Norris has significant business experience relevant to the Company which makes him well qualified to serve as a director.

William H. Powell

Principal Occupation: Retired Chairman and Chief Executive Officer of The National Starch and Chemical Company, a producer of specialty polymers, electronic and engineering materials, and specialty food ingredients
Age: 69
Director Since: 2011

Mr. Powell retired as Chairman and Chief Executive Officer of The National Starch and Chemical Company in 2006. He joined National Starch in 1976 and held numerous management and executive positions in the company. When National Starch was a subsidiary of the UK chemical company ICI PLC, Mr. Powell was an Executive Vice President and a director of ICI PLC. Prior to joining National Starch, he was with Novamont Corporation and Air Products and Chemicals, Inc., and served as an officer in the United States Air Force. He currently serves as a non-executive director for Granite Construction Incorporated and PolyOne Corporation. Mr. Powell’s deep background in the chemical industry, his global expansion and innovation systems experience, his extensive public company board service, and his role as a chief executive officer during periods of growth add great value to the Board of the Company.

Vincent R. Volpe, Jr.

Principal Occupation: Chief Executive Officer and President of Dresser-Rand Group, Inc., an industrial equipment supplier
Age: 57
Director Since: 2007

Mr. Volpe is the Chief Executive Officer, President and a director of Dresser-Rand Group, Inc., a leading supplier of rotating equipment solutions to the worldwide oil, gas, petrochemical and process industries. He has served in those positions since his election in September 2000. Previously he served as Chief Operating Officer of Dresser-Rand Group, Inc. from 1999 until September 2000. Since joining Dresser-Rand in 1981, Mr. Volpe has held several diverse management positions. He served as President, Turbo Products Division from 1997-1999; President-Europe from 1996-1997; Vice President and General Manager, Turbo Products Division-European Operations from 1993-1996; Executive Vice President, European Operations from 1992-93; Vice President, Marketing and Engineering, Steam & Turbo Products-European Operations. Mr. Volpe is currently an advisor to the Board of Directors of Archbishop Walsh High School (Olean, NY). In his current role as the CEO of a large manufacturing company and with his significant international experience, Mr. Volpe has the experience necessary to provide valuable oversight to the Company in the conduct of its business.

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Directors Continuing in Office

Term Expiring in 2016

Pierre Brondeau

Principal Occupation: President, CEO and Chairman, FMC Corporation
Age: 57
Director Since: 2010

Mr. Brondeau was elected Chairman of the Company in October 2010. Before joining the Company as President and Chief Executive Officer in January 2010, Mr. Brondeau served as President and Chief Executive Officer, Dow Advanced Materials Division, until his retirement in September 2009. Prior to Dow’s acquisition of Rohm and Haas Company in April 2009, he was President and Chief Operating Officer of Rohm and Haas from May 2008. Mr. Brondeau held numerous executive positions during his tenure at Rohm and Haas from 1989 through May 2008. He is also a member of the Board of Directors of TE Connectivity and Marathon Oil Corporation. Mr. Brondeau’s current role as President, CEO and Chairman of the Company and his former senior executive positions in the chemical industry make him an important contributor to the Board.

Dirk A. Kempthorne

Principal Occupation: President and CEO, American Council of Life Insurers
Age: 63
Director Since: 2009

Governor Kempthorne was appointed to his current position with the American Council of Life Insurers in November 2010. Prior to that, he served as the 49th United States Secretary of the Interior from June 2006 until January 2009. From January 1999 until his appointment as Secretary of the Interior, Governor Kempthorne served as the Governor of Idaho. He was also a United States Senator representing the State of Idaho from 1993 to 1999 and was the Mayor of Boise, Idaho from 1986 to 1993. Governor Kempthorne has been Chairman of the National Governors Association, Chairman of the Western Governors Association and President of the Council of State Governments. He also served as a member of the Homeland Security Task Force. Governor Kempthorne is a member of the Board of Directors of Olympic Steel. His lengthy experience in government, both on the federal and state level, makes Governor Kempthorne well qualified to serve as a director of the Company, which interfaces with numerous regulatory agencies in several facets of its operations.

Robert C. Pallash

Principal Occupation: Retired President, Global Customer Group and Senior Vice President of Visteon Corporation, an automotive parts manufacturer
Age: 63
Director Since: 2008

Until December 2013, Mr. Pallash served as President, Global Customer Group and Senior Vice President of Visteon Corporation, an automotive parts manufacturer, since January 2008. From August 2005 to January 2008, Mr. Pallash was Senior Vice President, Asia Customer Group for Visteon. He joined Visteon in September 2001 as Vice President, Asia Pacific. Visteon filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code in May 2009 and exited in October 2010. Prior to joining Visteon, Mr. Pallash served as President of TRW Automotive Japan from 1999. Until December 2013, Mr. Pallash served on the Board of Directors of Halla Climate Controls in South Korea, a majority-owned subsidiary of Visteon Corporation. Mr. Pallash’s international experience, particularly in Asia where the Company seeks to grow its business, enables him to bring significant value as a member of the Board.

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IV.	INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Meetings

During 2014, the Board of Directors held five regular meetings and three telephonic meetings. All incumbent directors attended at least 75% of the total number of meetings of the Board and all Committees on which they served.

Committees and Independence of Directors

The Board of Directors has five standing Committees: an Audit Committee, a Compensation and Organization Committee, a Nominating and Corporate Governance Committee, an Executive Committee, and a Sustainability Committee.

The Audit Committee, Compensation and Organization Committee, and Nominating and Corporate Governance Committee are all composed of non-employee directors, each of whom has been determined by the Board to be independent on the basis set forth below. With the exception of the Chief Executive Officer, Mr. Brondeau, no director or nominee is currently, or was within the past three years, employed by the Company, its subsidiaries or affiliates.

The Board has affirmatively determined that none of the non-employee directors has any material business, family or other relationship with the Company, its subsidiaries or affiliates other than as a director, and that they all qualify as independent. Specifically, the independent directors are Messrs. Cordeiro, D’Aloia, Greer, Kempthorne, Norris, Pallash, Powell and Volpe, and Ms. Johnson. The Board also had affirmatively determined that Mr. Mooney, a former member of the Board who retired in April 2014, was an independent director. In order to be considered independent by the Board, a director or nominee must meet the requirements set forth in the SEC and New York Stock Exchange (“NYSE”) rules regarding independence.

Mr. Volpe is an executive officer of Dresser-Rand Group, Inc., a business that has engaged in transactions with the Company within the past three years. The Board has determined that none of these transactions, individually or in the aggregate, were material to either the Company or the other entity, and that Mr. Volpe does not have a material interest in the transactions. Furthermore, the Board noted that the transaction amounts involved fall below the thresholds established by the NYSE for determining independence. FMC’s purchases from Dresser-Rand Group, Inc., for which Mr. Volpe serves as an executive officer, were $859,466 in 2012, $724,308 in 2013, and $1,172,543 in 2014, which represent a small fraction of one percent of Dresser-Rand’s annual revenues. There were no FMC sales to Dresser-Rand Group, Inc. during that three-year period. On the basis of its evaluation, the Board has concluded that Mr. Volpe meets the independence standards applied by the Board.

Audit Committee

The Board of Directors has adopted a written charter that outlines the duties of the Audit Committee, including conducting an annual self-assessment. A current copy of the Charter is posted on the Company’s website, as described in the section below entitled “Corporate Governance Documents”. The principal duties of this Committee, among other things, include:

•	Review the effectiveness and adequacy of the Company’s internal controls

•	Review the annual report, proxy statement and periodic SEC filings such as the Company’s reports on Form 10K and 10Q, including Management’s Discussion and Analysis, and ensure that the Company’s financial reports fairly represent its operations

•	Review the effectiveness, scope and performance of activities of the independent registered public accounting firm and the internal auditor function

•	Review significant changes in accounting policies

•	Select the independent registered public accounting firm and confirm its independence

•	Review potentially significant litigation

•	Review federal income tax issues

•	Review the Company’s policies with respect to risk assessment and risk management

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•	Review with management the Company’s earnings releases

•	Monitor the Company’s compliance with legal and regulatory requirements

•	Pre-approve audit and non-audit services provided by the independent registered public accounting firm

Members: Mr. Cordeiro (Chair), Mr. D’Aloia, Mr. Norris, Mr. Pallash, and Mr. Volpe. The Board of Directors has determined that both Messrs. Cordeiro and D’Aloia meet the SEC requirements for an “audit committee financial expert” and all current members of the Committee are “financially literate” as required by the NYSE. The Board has also determined that no current Committee member sits on the audit committee of more than three public companies.

Number of Meetings in 2014: 5

Compensation and Organization Committee

The Board of Directors has adopted a written charter that outlines the duties of the Compensation and Organization Committee, including conducting an annual self-assessment. A current copy of the Charter is posted on the Company’s website, as described in the section below entitled “Corporate Governance Documents”.

The principal duties of this Committee are discussed more fully in the Compensation Discussion and Analysis, and include, among other things:

•	Review and approve compensation policies and practices for senior executives

•	Review and approve the peer groups used for benchmarking compensation levels and design practices as well as Total Shareholder Return (TSR) performance

•	Review as necessary the Company’s compensation programs, policies and practices with respect to risk assessment

•	Review performance and establish the total compensation for the Chief Executive Officer

•	Review and approve major changes in the Company’s employee benefit programs

•	Approve Annual Incentive awards, performance-based cash awards and equity awards and grants made under the Company’s Incentive Compensation and Stock Plan

•	Review the Compensation Discussion and Analysis and based on such review, recommend to the Board of Directors that it be included in the annual proxy statement

•	Review shareholder votes and other input on executive compensation practices and determine if any changes are necessary

•	Review significant organizational changes and management succession planning

•	Recommend to the Board of Directors candidates for officers of the Company

•	Oversee evaluation of management performance

Members: Mr. Greer (Chair), Ms. Johnson, Mr. Norris and Mr. Powell.

Number of Meetings in 2014: 4

Nominating and Corporate Governance Committee

The Board of Directors has adopted a written charter that outlines the duties of the Nominating and Corporate Governance Committee, including conducting an annual self-assessment. A current copy of the Charter is posted on the Company’s website, as described in the section below entitled “Corporate Governance Documents”. The principal duties of this Committee, among other things, include:

•	Review and recommend candidates for director

•	Recommend Board of Directors meeting formats and processes

•	Oversee corporate governance, including an annual review of governance principles

•	Review and approve director compensation policies, including the determination of director compensation

•	Oversee Board of Directors and Committee evaluation procedures

•	Determine director independence

•	Recommend whether to accept or reject a director resignation or take other action, where a director has failed to receive a majority of votes cast in an uncontested director election

Members: Mr. Volpe (Chair), Mr. Cordeiro, Mr. D’Aloia, Mr. Greer and Mr. Kempthorne.

Number of Meetings in 2014: 3

Executive Committee

The Executive Committee acts in place of the Board of Directors when the full Board of Directors is not in session.

Members: Mr. Brondeau (Chair), Mr. D’Aloia, Mr. Greer and Mr. Cordeiro (Alternate).

Number of Meetings in 2014: The Executive Committee did not meet in 2014.

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Sustainability Committee

The Board of Directors has adopted a written charter that outlines the duties of the Sustainability Committee, including conducting an annual self-assessment. A current copy of the Charter is posted on the Company’s website, as described in the section below entitled “Corporate Governance Documents”. The principal duties of this Committee, among other things, are to:

•	Monitor the Company’s Sustainability Program, including program development and advancement, goals and objectives, and progress toward achieving those objectives

•	Monitor the Company’s environmental responsibility, employee occupational safety and health, and process safety programs

•	Monitor the Company’s programs with regard to the American Chemistry Council’s Responsible Care® initiative

Members: Mr. Kempthorne (Chair), Ms. Johnson, Mr. Pallash and Mr. Powell.

Number of Meetings in 2014: 3

Director Who Presides Over Executive Sessions

In accordance with the FMC Corporation Statement of Governance Principles, Policies and Procedures, the non-employee members of the Board of Directors meet in regularly scheduled executive sessions without management. The Lead Director, Mr. D’Aloia, presides over these sessions. See the section below entitled “Board Leadership Structure” for additional information regarding the role of the Lead Director. In addition, see the section below entitled “Communicating with the Board” for procedures for communicating with the Lead Director.

Director Compensation

Compensation Policy

The Company maintains the FMC Corporation Non-Employee Directors Compensation Policy to provide for the compensation described below. The Nominating and Corporate Governance Committee is responsible for reviewing and approving director compensation. Competitive market data on director pay levels and design practices are regularly prepared by and reviewed with the Company’s consultant, Meridian Compensation Partners LLC (“Meridian”). The Non-Employee Directors Compensation Policy is not applicable to directors who are also employees of the Company. Accordingly, Mr. Brondeau received no additional compensation for his service as a director. For a description of the compensation paid to Mr. Brondeau for his service during 2014 as our CEO, see below under the heading “Executive Compensation”.

Retainer and Fees

Currently, each non-employee director is paid an annual retainer of $75,000 or a pro-rata amount for any portion of a year served. The retainer is paid in quarterly installments in cash, or, at his/her election, the director may be compensated in additional restricted stock units. Restricted stock units paid in respect of the annual retainer are subject to forfeiture on a pro-rata basis if the director does not serve for the full year in respect of which the retainer is paid. The forfeiture condition is waived in the event of a change in control of the Company or if the director’s service ceases due to his or her death or disability. Each director who chairs a Committee is paid an additional $10,000 per year except the Chairman of the Audit Committee and the Chairman of the Compensation and Organization Committee, each of whom is paid $15,000 per year. Audit Committee members also receive an additional $5,000 annual retainer. The Lead Director is paid an additional $25,000 annual retainer.

Annual Grant of Restricted Stock Units

Currently, each non-employee director also receives an annual grant of restricted stock units having a value of $125,000 on the date of grant. These restricted stock units vest at the Annual Meeting of Stockholders held in the year following the date of grant or, if sooner, upon a change in control of the Company. In addition, these restricted stock units will vest on a pro-rata basis if the director dies before the Annual Meeting at which the units would have otherwise vested.

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Payment of Vested Restricted Stock Units

A director is permitted to specify, prior to the year in which the restricted stock units are credited, the date upon which he or she wishes to receive payment in Common Stock of the fully vested restricted stock units. The directors’ ability to sell any distributed shares remains subject to the restrictions of the Company’s Director Stock Ownership Policy, which policy is described below.

Other Compensation

Non-employee directors receive dividend equivalent rights on all restricted stock units awarded as part of their annual retainers and on any vested restricted stock units awarded as an annual grant. Such dividend equivalent rights are credited in the form of additional restricted stock units equal in value to the cash dividends paid to stockholders. No other remuneration is paid to non-employee directors for services as a director of the Company. Non-employee directors do not participate in the Company’s nonqualified deferred compensation plan or employee benefit plans, including, but not limited to, the qualified and nonqualified pension plans. The Company supports the charitable donations of directors under its matching gifts plan that provides a dollar-for-dollar match of gifts up to $15,000 per year to certain educational institutions, arts and cultural organizations, and conservation and civic organizations.

Director Stock Ownership Policy

The Company has established guidelines setting expectations for the ownership of Company stock by directors. The Director Stock Ownership Policy requires that directors hold a minimum of five times the value of the annual retainer, or $375,000. For this purpose, undistributed shares underlying restricted stock units (both vested and non-vested) are considered “held” by a director. Directors are not permitted to sell shares of Company stock, other than to satisfy tax liabilities triggered by Company equity grants, until they are within 5 years from mandatory retirement (a director’s mandatory retirement date is the date of the Company’s first Annual Meeting that occurs on or after the director’s attainment of age 72). If they have less than 5 years until mandatory retirement but at least 4 years, they may sell up to 20% of their shares of Company stock in excess of the $375,000 threshold (their “excess shares”). If they have less than 4 years until mandatory retirement but at least 3 years, they may sell up to 40% of the excess shares they then hold. If they have less than 3 years until mandatory retirement but at least 2 years, they may sell up to 60% of the excess shares they then hold. Finally, if they have less than 2 years until mandatory retirement, they may sell any excess shares they then hold. The policy ceases to apply to a director once he or she ceases to serve as a director, and exceptions may be granted by the disinterested members of the Nominating and Corporate Governance Committee on a case by case basis.

DIRECTOR COMPENSATION TABLE 2014

The table below shows the total compensation paid to each non-employee director who served on the Board during 2014.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards(1) ($) (c)	All Other Compensation(2) ($) (d)	Total ($) (e)
Eduardo E. Cordeiro	70,938	124,593	11,081	206,612
G. Peter D’Aloia	83,854	124,593	22,060	230,507
C. Scott Greer	71,771	124,593	3,123	199,487
K’Lynne Johnson	0	199,395	1,189	200,584
Dirk A. Kempthorne	10,000	199,395	8,372	217,767
Edward J. Mooney(3)	54,688	0	4,334	59,022
Paul J. Norris	2,083	199,395	21,375	222,853
Robert C. Pallash	5,000	199,395	12,195	216,590
William H. Powell	59,688	124,593	11,451	195,732
Vincent R. Volpe, Jr.	9,167	199,395	27,195	235,757
(1)	The amounts in Column (c) reflect the grant date fair value of directors’ stock awards for 2014 computed in accordance with FASB ASC Topic 718. The grant date for all directors was May 1, 2014 and the number of shares granted was based on a closing price of $76.72 as of that date. The aggregate number of restricted stock units outstanding at fiscal year-end for each non-employee director is as follows: Mr. Cordeiro, 6,724; Mr. D’Aloia, 14,494; Mr. Greer, 6,495; Ms. Johnson 4,315; Mr. Kempthorne 12,085; Mr. Norris, 39,619; Mr. Pallash, 23,822; Mr. Powell, 9,269; and Mr. Volpe, 23,833.
(2)	This total includes the value of dividend equivalent rights, as well as Company charitable donations under the matching gifts plan, which are limited to $15,000 per director per year. Such matching gifts included: for Mr. Cordeiro, $7,900; for Mr. D’Aloia, $15,000; for Mr. Kempthorne, $3,000; for Mr. Powell, $7,500; and for Mr. Volpe, $15,000.
(3)	Mr. Mooney retired from the Board of Directors at the 2014 Annual Meeting (April 29, 2014) and his restricted stock units were paid out in Common Stock at that time. Mr. Mooney did not receive a grant of restricted stock units in 2014.

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Potential Changes to Director Compensation After 2014

The Board of Directors formally reviews non-employee director compensation biennially against a peer group. Based on such a peer group analysis conducted by Meridian Corporate Partners LLC in January 2015, the Nominating and Corporate Governance Committee has recommended that (i) the annual cash retainer for non-employee directors should be increased from $75,000 to $100,000, (ii) the annual grant of restricted stock units should be increased from $125,000 to $130,000 and (iii) the director stock ownership requirement should be increased from $375,000 to $500,000. The full Board of Directors is expected to approve these changes prior to the Annual Meeting, to become effective May 1, 2015.

Corporate Governance

Communicating with the Board

Stockholders and any interested parties may communicate with the Board of Directors, the Lead Director, or any individual member of the Board as follows: Communications must be in writing, sent care of the Corporate Secretary, FMC Corporation, 1735 Market Street, Philadelphia, Pennsylvania 19103. All communications with the Board, the Lead Director or any individual director will be delivered as addressed.

Director Nomination Process

The Nominating and Corporate Governance Committee and other members of the Board identify candidates for consideration by the Nominating and Corporate Governance Committee. An executive search firm may also be utilized to identify qualified candidates for consideration. The Nominating and Corporate Governance Committee evaluates candidates based on the qualifications for director described in its Charter. These qualifications shall include at a minimum, integrity and the ability to reach thoughtful, independent and logical judgments on difficult and complex issues. In addition, director candidates will be evaluated on the basis of their business experience, stature in their own fields of endeavor, diversity of perspectives they bring to the Board, and whether the candidate meets the independence standard described in the section above entitled “Committees and Independence of Directors”. In seeking candidates who possess diversity of perspective, the Nominating and Corporate Governance Committee considers candidates whose diversity is based on race, gender, industry experience, type of position held, or other board experience. The Nominating and Corporate Governance Committee then presents qualified candidates to the full Board of Directors for consideration and selection. The Nominating and Corporate Governance Committee will consider nominees for election to the Board that are recommended by stockholders, applying the same criteria for candidates as discussed above, provided that a description of the nominees’ qualifications for the directorship, experience and background, a written consent by a nominee to act as such, and other information specified in the By-Laws, accompany the stockholder’s recommendation.

In addition to proposing a candidate for possible nomination by the Nominating and Corporate Governance Committee, any stockholder is entitled to directly nominate one or more candidates for election to the Board of Directors in accordance with the Company’s By-Laws. Notice of a stockholder’s intent to nominate one or more candidates for election as directors at the 2016 Annual Meeting must be delivered to the Company at the address set forth below, not later than January 29, 2016. All nominations must be sent to the Corporate Secretary, FMC Corporation, 1735 Market Street, Philadelphia, Pennsylvania 19103, together with the additional information required by the Company’s By-Laws. A copy of the Company’s By-Laws may be obtained by writing to the Corporate Secretary at the same address. The Board reserves the right not to include such nominees in the proxy statement.

Attendance at Annual Meetings

The Company’s policy is that all directors are expected to attend the Annual Meeting of Stockholders. All incumbent directors attended the 2014 Annual Meeting.

Stockholder Proposals for the 2016 Annual Meeting

Stockholders may make proposals to be considered at the 2016 Annual Meeting. In order to make a proposal for consideration at the 2016 Annual Meeting, a stockholder must deliver notice to the Company at the address set forth below, containing certain information specified in the By-Laws, not less than 60 or more than 90 days before the date of the meeting. However, if the Company provides public disclosure of the date of the 2016 Annual Meeting less than 70 days in advance of the meeting date, then the deadline for the stockholder’s notice and other required information is 10 days after the date of the Company’s notice or public disclosure of the date of the Annual Meeting.

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In addition to being able to present proposals for consideration at the 2016 Annual Meeting, stockholders may also be able to have their proposals included in the Company’s proxy statement and form of proxy for the 2016 Annual Meeting. In order to have a stockholder proposal included in the proxy statement and form of proxy, the proposal must be delivered to the Company at the address set forth below not later than November 23, 2015, and the stockholder must otherwise comply with applicable SEC requirements. If the stockholder complies with these requirements for inclusion of a proposal in the Company’s proxy statement and form of proxy, the stockholder need not comply with the notice requirements described in the preceding paragraph.

A copy of the Company’s By-Laws may be obtained by writing to the Corporate Secretary, and all notices referred to above must be sent to the Corporate Secretary, FMC Corporation, 1735 Market Street, Philadelphia, Pennsylvania 19103.

Corporate Governance Documents

The Company’s website is located at www.fmc.com. The following corporate governance documents are posted on the Investor Relations page of the website:

•	Audit Committee Charter

•	Compensation and Organization Committee Charter

•	FMC Statement of Governance Principles, Policies and Procedures (This document includes both the Nominating and Corporate Governance Committee Charter and the Company’s Corporate Governance Principles.)

•	Sustainability Committee Charter

Board Leadership Structure

Currently the positions of Chairman of the Board and Chief Executive Officer of the Company are combined. Our Corporate Governance principles provide that the Board should consider the issue of separation of the Chairman and Chief Executive Officer positions under the circumstances prevailing from time to time. When the positions are not separate, a Lead Director shall be appointed from among the independent directors. The Board has determined that the current Board structure, which combines the Chief Executive Officer and Chairman positions, and includes a Lead Director, best serves the interests of the Company and its stockholders. Combining the two roles allows for clear accountability, effective decision-making, alignment with corporate strategy, and continuity of leadership, while maintaining full engagement of the independent directors. As set forth in the Corporate Governance Principles, the responsibilities of the Lead Director under this structure include: serving as the liaison between the Chairman and the independent directors, advising on information sent to the Board, approving meeting agendas and schedules, calling meetings of the independent directors, and presiding at all meetings at which the Chairman is not present, including executive sessions. G. Peter D’Aloia was appointed Lead Director in April 2014 for a term of two years.

Board’s Role in Overseeing the Risk Management Process

As part of the Company’s risk management process, the Board regularly discusses with management the Company’s major risk exposures, their potential financial impact on the Company, and the steps the Company takes to manage them. The Board also reviews the designation of the management person or entity responsible for managing such risks, and evaluates the steps being taken to mitigate the risks. The Board’s monitoring role is carried out by either the full Board or a Committee that reports to the Board, depending on the risk in question. The Board has determined that a separate Risk Committee is not warranted at this time.

Code of Ethics and Business Conduct Policy

The Company has a Code of Ethics and Business Conduct Policy that applies to all directors, officers (including its Chief Executive Officer, Chief Financial Officer and Controller) and employees. It is posted on the Investor Relations page of the Company website at www.fmc.com. The Company intends to post any amendments to, or waivers from, the Policy required to be disclosed by either SEC or NYSE regulations on its website.

Compensation and Organization Committee Interlocks and Insider Participation

During the last fiscal year, Messrs. Greer, Norris, Powell and Ms. Johnson served as members of the Compensation and Organization Committee (“Committee”). In addition, Mr. Mooney served on the Committee prior to his retirement in April 2014. All members of the Committee during 2014 were non-employee directors, each of whom has been determined by the Board to be independent on the basis described in the above

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section entitled “Committees and Independence of Directors.” None of the current or former members listed above has been an officer or employee of the Company, and no executive officer of the Company has served on any board of directors or compensation committee of any other company for which any of the Company’s directors served as an executive officer at any time during 2014.

Related Party Transactions Policy

The Board of Directors Statement of Policy with respect to Related Party Transactions sets forth the Company’s position and procedures with respect to review, approval or ratification of related party transactions, including the types of transactions addressed by the Policy, and the corporate function responsible for applying the Policy and related procedures.

Under the Policy, “related parties” are defined to include executive officers and directors of the Company and their immediate family members, a stockholder owning in excess of 5% of the Company (or its controlled affiliates), and entities in which any of the foregoing have a substantial ownership interest or control. With respect to any transaction where a related party receives a benefit in excess of a de minimis amount of $5,000 (when aggregated with all similar transactions) the Policy requires that the transaction be pre-approved (or, if less than $120,000, ratified) by the Audit Committee and disclosed where required by SEC rules. The Policy also provides that any related party who is presented with a “corporate opportunity” within the Company’s line of business, must first offer that opportunity to the Company.

Notwithstanding the foregoing, in the case of an ordinary course of business transaction between the Company and an entity of which a director of the Company is an executive officer or significant stockholder of the entity, provided the director does not otherwise have a material interest in the transaction, the Policy provides a different standard for the review and approval of transactions that involve payments in any year to or from the Company in excess of either: (i) 1% of the Company’s annual consolidated revenue for the most recently completed fiscal year or (ii) the greater of $1 million or 1% of the other entity’s consolidated revenue for the most recently completed fiscal year. If the transaction does not exceed the above-mentioned thresholds (and the director does not have a material interest in the transaction), the transaction will be reviewed by the Nominating and Corporate Governance Committee as part of its review of director independence. If the director does have a material interest in the transaction, regardless of whether the above-mentioned thresholds are exceeded, the transaction must be approved or ratified by the Audit Committee in accordance with the preceding paragraph.

In the event of an ordinary course of business transaction that exceeds the above-mentioned thresholds where the director does not have a material interest, the transaction is not required to be pre-approved by the Audit Committee. Instead, the Audit Committee will review the transaction as soon as possible and will determine whether to either ratify or disallow the transaction. In the case of any such transaction associated with prospective directors, review and approval by the Audit Committee must occur prior to the director’s election. After approval or ratification, in each case the director will provide updated information at least annually on the aggregate payments involved in the transaction. This information will be reviewed by the Nominating and Corporate Governance Committee in connection with its review of directors’ independence. If the aggregate amounts involved in the transaction exceed the thresholds noted above, the Audit Committee shall be required again to review and ratify the transaction.

The Related Party Transactions Policy does not apply to transactions available to all employees generally and transactions involving solely matters of executive compensation.

There were no related party transactions required to be approved or ratified by the Audit Committee under the Policy or disclosed pursuant to SEC rules. Notwithstanding the foregoing, please see information relating to non-material transactions within the past three years between the Company and the organization of which Mr. Volpe is an executive officer, in the above section entitled “Committees and Independence of Directors”.

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V.	SECURITY OWNERSHIP OF FMC CORPORATION

Management Ownership

The following table shows, as of December 31, 2014, the number of shares of Common Stock beneficially owned by each current director or nominee for director, the executive officers named in the Summary Compensation Table, and all current directors, nominees for director and executive officers as a group. Each director or nominee and each executive officer named in the Summary Compensation Table (“NEOs”) beneficially owns less than one percent of the Common Stock.

Name	Beneficial Ownership on December 31, 2014 FMC Common Stock	Percent of Class
Pierre Brondeau(1)	440,830	*
Eduardo E. Cordeiro(2)	7,633	*
G. Peter D’Aloia(2)	27,870	*
Mark Douglas(1)	68,202	*
Edward T. Flynn(1)	43,141	*
Paul Graves(1)	35,409	*
C. Scott Greer(2)	47,026	*
K’Lynne Johnson(2)	2,691	*
Dirk A. Kempthorne(2)	16,359	*
Paul J. Norris(2)	37,995	*
Robert C. Pallash(2)	25,510	*
William H. Powell(2)	11,645	*
Andrea E. Utecht(1)	184,222	*
Vincent R. Volpe, Jr.(2)	24,935	*
All current directors, nominees and executive officers as a group—16 persons(1)(2)	1,080,240	*

*	Less than one percent of class

(1)	Shares “beneficially owned” include: (i) shares owned by the individual; (ii) shares held by the FMC Corporation Savings and Investment Plan for the account of the individual as of December 31, 2014; (iii) restricted stock units; and (iv) shares subject to options that are exercisable within 60 days of December 31, 2014. Item (iii) includes restricted stock units which the holder has no power to vote or dispose of, but in respect of which the holder is entitled to a cash payment equal to the amount of any dividends paid by the Company on its Common Stock. These units, first granted in 2008, are: 71,863 for Mr. Brondeau, 18,837 for Mr. Douglas, 6,493 for Mr. Flynn, 33,709 for Mr. Graves, 12,928 for Ms. Utecht, and 150,910 for all executive officers as a group. Item (iv) includes options to purchase 214,940 shares for Mr. Brondeau; options to purchase 33,402 shares for Mr. Douglas; options to purchase 17,020 shares for Mr. Flynn; options to purchase 77,812 shares for Ms. Utecht; and options to purchase 385,484 shares for all executive officers as a group.

(2)	Includes vested restricted stock units credited to individual accounts of non-employee directors (see section above entitled “Director Compensation”). The number of restricted stock units credited to directors included in the table above is as follows: Mr. Cordeiro, 5,100; Mr. D’Aloia, 12,870; Mr. Greer, 4,871; Ms. Johnson, 2,691; Mr. Kempthorne, 10,461; Mr. Norris, 37,995; Mr. Pallash, 22,198; Mr. Powell, 7,645; and Mr. Volpe, 22,209. Directors have no power to vote or dispose of shares represented by restricted stock units until the shares are distributed and, until such distribution, directors have only an unsecured claim against the Company. The holders of these restricted stock units will be credited with additional restricted stock units having a value equal to the amount of any dividends paid by the Company on its Common Stock.

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Other Security Ownership

Based on available information, the persons listed below beneficially own more than five percent of the Company’s outstanding shares of Common Stock as of December 31, 2014:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Capital World Investors	15,773,400 shares	(1)	11.84%
333 South Hope Street
Los Angeles, CA 90071
FMR LLC	11,365,464 shares	(2)	8.53%
245 Summer Street
Boston, MA 02210
The Vanguard Group, Inc.	10,247,316 shares	(3)	7.68%
100 Vanguard Boulevard
Malvern, PA 19355
BlackRock, Inc.	9,647,145 shares	(4)	7.24%
55 East 52nd Street
New York, NY 10022

(1)	Based on a Schedule 13G/A filing dated February 13, 2015, as of December 31, 2014, Capital World Investors had sole voting power and sole dispositive power as to all of the shares.

(2)	Based on a Schedule 13G/A filing dated February 13, 2015, as of December 31, 2014, FMR LLC had sole voting power as to 850,611 of such shares and sole dispositive power as to all of the shares.

(3)	Based on a Schedule 13G/A filing dated February 10, 2015, as of December 31, 2014, The Vanguard Group, Inc. had sole voting power as to 228,575 of such shares, shared dispositive power as to 213,518 shares and sole dispositive power as to 10,033,798 shares.

(4)	Based on a Schedule 13G/A filing dated January 26, 2015, as of December 31, 2014, BlackRock, Inc. had sole voting power as to 8,552,281 of such shares and sole dispositive power as to all the shares.

VI.	EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Executive Compensation Philosophy

Compensation and Organization Committee

The Compensation and Organization Committee (“Committee”), composed entirely of independent directors, is guided by its charter to review and approve executive compensation policies and practices and to oversee their administration.

Committee Charter

The Committee’s Charter describes its duties, responsibilities and procedures. The Charter is available on-line at www.fmc.com under Corporate Governance. The Committee’s membership is recommended by the Nominating and Corporate Governance Committee and approved by the Board. In 2014, the Committee met four times.

The Committee establishes total compensation for the chairman, president and chief executive officer (“CEO”) annually at its February meeting. The Committee reviews and evaluates the performance of the CEO and develops base salary and incentive payment recommendations for the review and approval of the full Board of Directors. The CEO does not participate in Committee or Board discussions regarding his own compensation.

The Committee, with the input of the CEO, also establishes compensation for all the other NEOs listed in Column (a) of the Summary Compensation Table. Specifically, the CEO evaluates the performance of the other NEOs annually and makes recommendations to the Committee each February regarding the compensation of those other NEOs. The CEO’s input is particularly important in connection with base salary adjustments, the

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issuance of “Key Manager Awards” and the determination of Annual Performance Incentive (“API”) ratings as part of our Annual Incentive program, each as further described below. In each of these instances, the process starts with the CEO’s recommendation and that recommendation is afforded great weight by the Committee. The CEO participates in Committee discussions regarding other NEOs’ compensation. The Committee views the CEO’s significant role in the compensation process for other NEOs, and the deference afforded to his recommendations, as appropriate in light of his greater familiarity with the day-to-day performance of his direct reports and the importance of incentive compensation in driving the execution of managerial initiatives developed and led by the CEO. That said, the Committee makes the ultimate determination regarding the compensation of each of the NEOs.

The Committee Chairman provides a full accounting of the Committee’s decisions to the Board of Directors following each Committee meeting. All new Committee members are provided a comprehensive executive compensation guide to facilitate their transition to the Committee by enhancing their understanding of the Company’s executive compensation policies and practices.

The Committee recognizes its responsibility to maintain a competitive executive compensation program that will ensure the Company’s ability to attract, motivate and retain top talent while at the same time aligning the financial interests of the executives with stockholders. Pay for performance and market-based compensation are important elements of the Company’s compensation philosophy. The Company considers several measures of corporate performance, job performance and labor market dynamics in the design and administration of the NEO compensation arrangements described later in this section.

The Committee believes its compensation philosophy and the various components of its executive compensation program, when viewed objectively, ensure the necessary balance between the interests of stockholders and the need to reward executives appropriately for both short and long term financial and operational performance. Stockholders are given the opportunity to have a “say on pay” with an advisory vote, the results of which are reviewed carefully by the Board, the Committee and its compensation consultant. Changes may be incorporated into the executive compensation program, when appropriate and feasible to reflect evolving corporate objectives, regulatory requirements and market practices.

Consideration of Results of Stockholder Advisory Votes on Executive Compensation

At our 2014 Annual Meeting, we conducted an advisory (non-binding) stockholder vote on executive compensation, as required by the Dodd-Frank Act. The Compensation and Organization Committee appreciates that over 93% of the shares voting approved the executive compensation discussed and disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and other related tabular and narrative disclosures contained in the 2014 Proxy Statement. In considering the results of this most recent favorable advisory vote on executive compensation, the Compensation and Organization Committee takes note that the Company’s current executive compensation program has been effective in implementing the Company’s stated compensation philosophy and objectives. Nevertheless, the Compensation and Organization Committee recognizes that executive pay practices and notions of sound governance principles continue to evolve. Consequently, the Compensation and Organization Committee continues to refine our executive compensation practices in its on-going effort to ensure our executive compensation supports our corporate goals and values. The Compensation and Organization Committee intends to continue paying close attention to the advice and counsel of its compensation advisors and invites our stockholders to communicate any concerns or opinions on executive pay directly to the Compensation and Organization Committee or the Board. Please refer to “Communicating with the Board” for information about communicating with the Board.

At the 2011 Annual Meeting, our stockholders expressed a preference that advisory votes on executive compensation occur on an annual basis. In accordance with the results of that vote, the Board implemented an annual advisory vote on executive compensation until the next required vote on the frequency of stockholder votes on the compensation of executives, which is scheduled to occur at the 2017 Annual Meeting.

This year we are again providing stockholders with an opportunity to express their views on this topic in another stockholder advisory vote on executive compensation. For more information, please see “Proposal No. 3 – Advisory (Non-Binding) Vote on Executive Compensation”.

Compensation Consultant

Meridian Compensation Partners LLC (“Meridian”) is the expert advisor engaged by the Committee on matters of executive compensation.

Meridian has provided the Committee with advice and counsel on a broad range of executive compensation matters. The scope of their services included, but was not limited to, the following:

•	Apprising the Committee of compensation-related trends and developments in the marketplace;

•	Informing the Committee of regulatory developments relating to executive compensation practices;

•	Advising the Committee on appropriate peer companies for compensation pay levels and design practices, as well as relative performance comparisons;

•	Providing the Committee with an assessment of the market competitiveness of the Company’s executive compensation;

•	Assessing the executive compensation structure to confirm that no design elements encourage excessive risk taking;

•	Reviewing FMC policies regarding stock ownership guidelines, clawback provisions, anti-hedging and pledging policies, executive severance protections and similar matters;

•	Assessing the relationship between executive compensation and corporate performance; and

•	Recommending changes to the executive compensation program to maintain competitiveness and ensure consistency with business strategies, good governance practices and alignment with stockholder interests.

FMC did not engage Meridian for any consulting services in 2014 other than executive compensation.

In determining the independence of Meridian from Company management, the Committee considered the following factors, among others: (i) the fact that Meridian did not provide other services to the Company; (ii) the modest amount of fees Meridian received from the Company relative to Meridian’s total revenue; (iii) Meridian’s policies and procedures that are designed to prevent conflicts of interest, including policies prohibiting their consultants from investing in

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client securities; and (iv) the absence of other business or personal relationships between Meridian personnel and any member of the Committee or any executive officer of the Company. The decision to engage Meridian was not made by management, but was determined solely by the Committee. The Committee is confident that there is no conflict of interest between Meridian and the Company.

Compensation Philosophy

As previously stated, the Company’s compensation program for NEOs is designed to attract, motivate and retain top talent, to pay for performance and to align the financial interests of the NEOs with those of the Company’s stockholders. In designing compensation arrangements for NEOs, the Committee has considered the importance of:

•	Balancing variable compensation components so that appropriate focus is put on achieving both short and long-term operating and strategic objectives;

•	Motivating the NEOs to achieve desired financial and operational results using sound business judgment and without inappropriate risk taking;

•	Ensuring that the achievement of key financial goals and strategic objectives is financially rewarding for the NEO.

The Committee believes that subjecting a significant percentage of total direct compensation (“TDC”) to performance conditions helps focus the executive on achieving key objectives that are important to delivering the performance expected by stockholders. The Committee has determined, based on an assessment of the Company’s executive compensation programs by its consultant, that its compensation policies and programs do not give rise to inappropriate risk taking or risks that are reasonably likely to have a material adverse effect on the Company.

Components of Executive Compensation

The components of the Company’s compensation program with respect to NEOs include base salary, an annual incentive and a long-term incentive. Together, these three elements comprise the NEOs’ TDC.

The Company relies on both industry surveys and analysis of proxy statements from peer companies (the “Market”) prepared by Meridian to benchmark the components of its NEO compensation and to validate TDC, including the appropriate mix of cash and equity, as well as NEO benefits and perquisites. Proxy statement data may not be available for all jobs that are direct comparisons to jobs held by the Company’s NEOs. In such cases, the Company relies more on the broader survey data to benchmark elements of executive compensation. The Company also believes that internal equity is an important and necessary consideration in valuing jobs. The Company benchmarks TDC so that performance at target delivers compensation at approximately the 50th percentile of the Market. The Company may, as a matter of policy, adjust individual components of TDC to align with its general executive pay philosophy as described in the preceding section. However, the Company does not adjust components of TDC based on the amount of compensation earned by an NEO in any prior period.

Below are peer companies from which proxy data was used in the most recent executive compensation study. The peer group is reviewed periodically for appropriateness and comparability. Criteria used for selecting peer group companies include: similar industry representation, revenue in the range of one-third to five times FMC, and market capitalization.

Airgas, Inc.	Huntsman Corporation
Air Products & Chemicals, Inc.	International Flavors and Fragrances, Inc.
Albermarle Corporation	Olin Corporation
Ashland, Inc.	PPG Industries, Inc.
Cabot Corporation	Rockwood Holdings, Inc.*
Celanese Corporation	RPM International, Inc.
Chemtura Corporation	Scott’s Miracle-GRO Company
Cytec Industries Inc.	Sigma-Aldrich Corporation*
Eastman Chemical Company	The Valspar Corporation
Ecolab Inc.	Westlake Chemical Corporation
Grace, (W.R.) & Company
*	For 2015, Rockwood Holdings, Inc. and Sigma-Aldrich Corporation will be dropped from the peer group due to their pending acquisitions, and Ingredion Incorporated, The Mosaic Company and Syngenta AG will be added to the peer group, as they are more aligned with FMC’s business footprint.

Base Salary

Salary ranges for NEOs are established based on similar positions in other companies of comparable revenue, size and complexity included in the Market. Performance levels from “needs improvement” to “outstanding” are delineated within the salary range structure and provide guidance for the administration of salaries.

The Company establishes base salary range midpoints at the 50th percentile of the Market. Salary ranges are expressed as grades with each grade having a range from 75% to 125% of midpoint. This structure allows the Company to differentiate in the delivery of base salary in accordance with its pay for performance philosophy. As reflected in the chart below, base salary relative to TDC is consistent with the Company’s compensation philosophy, which emphasizes pay-at-risk for executives who are chiefly responsible for delivering short and long term financial results for stockholders.

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Starting salaries are set within the above-described ranges based on the employee’s skills, experience, expertise and expected job performance. Subsequent salary adjustments for the NEOs (except the CEO) are based on job performance as assessed by the CEO who recommends the appropriate base salary to the Committee for their approval. The Committee itself determines any salary adjustment for the CEO. Base salary reviews are part of the broader compensation review that occurs at the February meeting of the Committee and focus on the performance of the NEOs in their respective major responsibility areas (“MRAs”). MRAs include but are not limited to, financial management, customer relations, strategic planning and business development, operational excellence, safety performance, staffing and talent management, performance management, and litigation management.

In 2014, the Committee approved the CEO’s recommendation for base salary increases of 4% for Mr. Graves, for Mr. Douglas and for Ms. Utecht, and 0% for Mr. Flynn to ensure they were appropriately aligned compared to peer group practices. (Salaries are set forth in Column (c) of the Summary Compensation Table.) Each NEO’s performance in the prior year met or exceeded expectations for their MRAs. The Committee approved an increase of 4% in Mr. Brondeau’s base salary in 2014.

TARGET COMPENSATION MIX - FY 2014

(consisting of base salary, annual incentive award & long-term incentives)

Annual Incentive

The Incentive Compensation and Stock Plan (“ICSP”), is a stockholder-approved plan designed to facilitate the delivery of both short and long term incentives.

The Annual Incentive is a cash component of the ICSP that rewards NEOs for the achievement of key short-term objectives. It is designed to recognize and reward both individual and team achievement. The Committee reviews and approves the award design, performance measures and objectives. The Committee also reviews and approves the award results and payouts.

Annual Incentive targets are derived from prevailing Market data with consideration for internal equity. At target, the Annual Incentive delivers a cash payout that approximates the 50th percentile of the Market when objectives are met. The Annual Incentive delivers a maximum cash payout of 2x target if objectives are substantially exceeded. Annual Incentive compensation targets vary by position and are expressed as a percentage of base salary. For 2014, the Annual Incentive averages 22% (at target) of the NEOs’ TDC, other than the CEO whose Annual Incentive comprises 17% of his TDC at target. (See above chart.) The Committee believes this percentage provides a meaningful incentive for short-term performance. All NEOs received an Annual Incentive payment for performance in 2014 (see footnote (2) to Column (g) of the Summary Compensation Table). For 2014, Mr. Brondeau had an Annual Incentive Target of 110% of base salary; Mr. Graves and Ms. Utecht had Annual Incentive targets of 60% of base salary; and Messrs. Douglas and Flynn had Annual Incentive targets of 70% of base salary.

The Annual Incentive is comprised of two components, a Business Performance Incentive (“BPI”) and an Annual Performance Incentive (“API”).

The BPI component is focused on key financial measure(s) such as net income, earnings before interest and taxes (EBIT) and working capital.

The CEO recommends to the Committee appropriate financial measure(s) for the corporation and each business unit. Actual BPI performance for the corporation and each business unit is reviewed and approved by the Committee following its review of year end financial results. Details concerning the specific BPI measures for each NEO in 2014 are provided in the section entitled “Annual Incentive Awards” in the narrative below the Grants of Plan-Based Awards Table.

The API generally consists of a set of non-financial objectives specific to each NEO, but may include financial measures at the discretion of the CEO. The API factors may, in part, be subjective and may include measures such as the successful execution of strategy and growth initiatives, assessing and responding to changing market conditions, improving operating efficiency and safety performance, talent management, litigation management, and making timely management changes. An NEO’s performance against each objective is evaluated on a scale of zero to 2.0 (with performance at target levels yielding a rating of 1.0). The relative importance of each of these factors is then weighted based on the importance of the strategic initiatives and operating requirements of each business or function. The resulting weighted index yields an overall API rating between zero and 2.0. The CEO establishes API measures and objectives for other NEOs and evaluates performance against the objectives. API measures for the CEO are approved, and his performance against these measures is evaluated, by the Committee. At the end of each year, each NEO completes a self-assessment on his or her progress in satisfying each of his or her API objectives. The relevant evaluators (the CEO in the case of the other NEOs and the Committee in the case of the CEO) are provided by management with these reports as well as such other information as they may require to determine the satisfaction of each API objective. The evaluators also consider the self-assessment reports. Ultimately, the evaluators will make their own determinations as to the extent to which each API objective is satisfied. Insofar as an API objective is subjective in nature, the evaluators will apply their own judgment in determining the extent to which it has been satisfied. All NEO Annual Incentive awards are approved during the February meetings of the Committee and the Board. Details concerning the specific API measures for each NEO in 2014 are provided in the section entitled “Annual Incentive Awards” in the narrative below the Grants of Plan-Based Awards Table.

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Long-Term Incentives

Long-Term Incentive (“LTI”) awards are also granted under the ICSP. LTI targets are derived from prevailing Market data with consideration for internal equity. The LTI award is designed to motivate, retain and directly link the NEOs’ long-term compensation with increases in stockholder value. The LTI target is based on position and is designed to deliver compensation at the 50th percentile of the Market. However, for better-than-Market performance, the LTI award can produce results that are above the LTI target. The Committee has broad discretion to approve the appropriate type(s) of LTI awards. For 2014, LTI compensation, at target, averages 45% of TDC for NEOs other than Mr. Brondeau. Mr. Brondeau’s target LTI is weighted at approximately 67% of TDC. This higher percentage for the CEO reflects the importance of his role in developing long-term strategic direction that creates sustainable stockholder value.

The Committee believes that LTI awards should compensate NEOs, in a meaningful way, for delivering sustainable long-term value to stockholders. LTI awards for the NEOs, except for the CEO, are recommended by the CEO and approved by the Committee. The LTI award for the CEO is recommended by the Committee and approved by the full Board of Directors. All LTI awards are approved during the February meetings of the Committee and the Board.

There is no set allocation between equity and cash for LTI awards. The Committee determines the allocation each year. The Committee believes that a mix of equity and performance-based cash directly aligns the financial interests of NEOs and stockholders. The Committee also reviews competitive LTI grant data and mix from our peer companies prepared by Meridian in reaching its decisions. In 2014, the LTI award was made up of one-third stock options, one third restricted stock units (paid in Common Stock when vested), and one third performance-based cash. In authorizing this mix of equity and cash, the Committee created incentives for higher levels of business performance (stock options and performance-based cash), and retention and ownership (restricted stock units) for the Company’s key executives. (See the Grants of Plan-Based Awards Table and Columns (e), (f) and (g) of the Summary Compensation Table.)

Generally, LTI awards are subject to forfeiture until the vesting conditions are met. LTI awards require continued Company service for a three-year period (or a four-year period in the case of a Key Manager Award, as further discussed below). However, participants who attain age 62 and complete 10 years of service, or who attain age 65 (without regard to length of service), will vest in LTI equity awards (except for Key Manager Awards, which are subject to forfeiture upon retirement) upon satisfying such age and service criteria (or immediately upon grant, if the grant is received after satisfaction of such criteria). Nevertheless, such participants are not entitled to receive the shares subject to a restricted stock unit award until it would have otherwise vested (except for an amount necessary to satisfy tax liabilities relating to the award) and are not entitled to exercise an option before it would have otherwise vested. Further, with respect to cash awards, participants age 62 and over who have completed 10 years of service and participants age 65 and older regardless of service, will be eligible to earn a pro-rata portion of the performance-based cash award upon retirement, payable in a lump sum at the end of the three-year performance period.

Equity Awards

Annual Stock Option Grants

Stock options are granted as part of the LTI awards to NEOs subsequent to the release of the Company’s earnings for the previous calendar year. In determining the number of options required to meet the compensation level approved for an NEO, the Company divides that portion of the Committee-approved LTI award value related to stock options by the fair value of the option based on a Black-Scholes pricing model calculation using a 30-day average stock price for the period immediately preceding the February meeting of the Committee.

The exercise price of all stock option awards to NEOs is equal to the closing price of the Company’s stock on the date of grant.

Restricted Stock Units

In determining the amount of restricted stock units required to meet the compensation level approved for an NEO, the Company divides that portion of the LTI award value related to restricted stock units for that year by a 30-day average stock price for the period immediately preceding the February meeting of the Committee.

Special Restricted Stock Unit Grants (Key Manager Awards)

The Key Manager Award (“KMA”) is a restricted stock unit grant designed primarily as a recognition and retention program for outstanding management talent. While the Committee may also authorize the use of a KMA to attract key talent, most KMAs are issued in an effort to retain key management talent. The value of the KMA is established at a level that would be meaningful to the executive based on his/her compensation. Typically, these awards are approved for an executive only once during a four-year period. KMAs are generally subject to vesting over four years with no acceleration upon retirement. However, the Committee may choose to vary the vesting period based on its retention goals for a particular KMA recipient. In determining the amount of restricted stock units required to deliver the value to be awarded, the Company divides such amount by the closing price of the Company’s stock on the date of grant. In all other respects KMAs have the same characteristics as the restricted stock unit used as part of the LTI award, except that they remain subject to forfeiture upon retirement. KMAs are recommended by the CEO. The Committee may recommend a KMA for the CEO for approval by the full Board.

In 2014, KMAs were granted to Mr. Douglas and Ms. Utecht for retention purposes. Mr. Douglas’ KMA is subject to vesting over a four-year period and Ms. Utecht’s KMA is subject to vesting over a two-year period. These KMAs and their related values are listed in the Grants of Plan-Based Awards Table and the footnotes that follow it.

Performance-Based Cash

The CEO may recommend a performance-based cash component as part of the annual LTI award. When used, performance-based cash is linked to a multi-year corporate performance measure recommended by the CEO. The measure and corresponding objectives are approved by the Committee (or, in the case of awards to the CEO, recommended by the Committee and approved by the Board). Details of the 2014 and previous performance-based cash awards are provided in the subsection entitled “Long-Term Incentive Awards - Performance-Based Cash” of the narrative following the Grants of Plan-Based Awards Table.

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Potential Benefits Related to Change in Control or NEO Termination

The Committee believes that the long-term interests of stockholders are best served by providing reasonable income protection for NEOs to address potential change in control situations in which they may otherwise be distracted by their potential loss of employment in the event of a successful transaction. The Company has entered into an executive severance agreement with each NEO that provides certain financial benefits in the event of a change in control. These are “double trigger” arrangements – i.e., severance benefits under these arrangements are only triggered by a qualifying event (see section of this proxy statement entitled “Potential Payments Upon Termination or Change in Control”) that also results in the executive’s termination of employment under certain specified circumstances within 24 months following the event. Separately, for awards granted prior to February 18, 2013, in the event of a change in control (whether or not accompanied by the termination of an NEO’s employment), the NEO’s unvested LTI and KMA awards vest immediately. For grants of awards on or after that date, such awards shall vest only upon the occurrence of both a qualifying change in control event and a termination of employment under certain specified circumstances within 24 months following the change in control event. The Committee instituted this change because it determined that double trigger vesting is more reflective of current Market trends. The Committee also determined that, beginning in 2010, the Company would not enter into any agreements to pay an additional cash amount to cover any excise or similar tax under Section 4999 of the IRC in respect of any of the benefits subject to such excise taxes for any individual newly eligible for a change-in-control agreement. Of the current NEOs, only Ms. Utecht would be eligible for an additional cash amount to cover such excise taxes, due to the grandfathered status of her existing agreement. In addition, the Committee has approved benefit guidelines applicable to the NEOs in the event of the termination of their employment unrelated to a change in control, which are intended to provide reasonable transition assistance. The details of all of the above-described benefits are set forth in the section of this proxy statement entitled “Potential Payments Upon Termination or Change in Control”.

Pension Benefits

Only Mr. Flynn and Ms. Utecht are eligible for retirement benefits under (i) a qualified defined benefit plan (the “Qualified Plan”) available on a non-discriminatory basis to all employees hired before July 2007 who meet the service criteria; and (ii) a nonqualified defined benefit plan (the “Nonqualified Plan”), which is designed to restore the benefits that would have been earned under the Qualified Plan, absent the limits placed by the Internal Revenue Code. The details of these defined benefit plans are set forth in the Pension Benefits Table 2014 and the narrative that follows it.

Compensation Decisions Made After 2014

On February 27, 2015, the Board of Directors as part of its annual review of Mr. Brondeau’s compensation, determined, based on Meridian’s recommendation, to make the following changes to Mr. Brondeau’s annual compensation, effective as of January 1, 2015:

•	Mr. Brondeau’s annual base salary was increased from $1,040,000 to $1,100,000;

•	Mr. Brondeau’s annual target performance-based bonus percentage was increased from 110% of his Base Salary to 120% of his Base Salary; and

•	Mr. Brondeau’s long-term incentive compensation grants were increased from a target of $4,351,771 to a target of $5,500,000.

The Board made these changes in recognition of Mr. Brondeau’s performance with the Company and in part due to Meridian’s analysis of his total target compensation relative to Market.

Special Equity Award

Also on February 27, 2015, in recognition of the importance of Mr. Brondeau’s continued leadership, especially during the integration of FMC’s agricultural businesses, the Board of Directors granted him a special equity award. Pursuant to the award, Mr. Brondeau received $4,000,000 in equity grants, 50% in options, and 50% in performance-based restricted stock units (“PRSUs”).

The sizing of the award to purchase 82,137 shares of the Company’s common stock was determined by dividing $2,000,000 by the Black-Sholes value of an option. This option is subject to the general terms of the Company’s option awards granted after February 18, 2013 as described below in the section entitled “Potential Payments Upon Termination or Change in Control”; provided however, that unlike such other option awards, this special option award will be forfeited if Mr. Brondeau retires prior to vesting of the award.

The target number of shares in the PRSU award was determined by dividing $2,000,000 by the closing price of the Company’s common stock on the grant date, for a target PRSU award of 31,541 shares. Generally, subject to Mr. Brondeau’s continued employment on the 3rd anniversary of the grant date, the PRSU award vests, if at all, based on the Company Total Shareholder Return versus a peer group over the three year performance period ending December 31, 2017, in accordance with the following schedule:

Level	Percentile Ranking of Company’s Total Shareholder Return Versus Peer Group	Vesting Percentage of PRSU Award
Threshold	<35th Percentile	0%
Target	50th Percentile	100%
Maximum	80th Percentile	200%

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If the Company’s performance over the performance period is between the levels set forth above, then the vesting of the PRSU award will be ratably interpolated. The PRSU award will be treated in the same manner as the Company’s performance-based cash awards, as described in the subsection entitled “Long-Term Incentive Awards - Performance-Based Cash” of the narrative following the Grants of Plan-Based Awards Table and as described below in the section entitled “Potential Payments Upon Termination or Change in Control”; provided however, that unlike the performance-based cash awards, the PRSU award will be forfeited if Mr. Brondeau retires prior to vesting of the award.

For accounting purposes, in accordance with FASB ASC Topic 718, the aggregate grant date fair value of $4,513,759 for the special award will be recorded on a straight-line basis over the vesting period.

Stock Ownership Policy

The Company has established guidelines setting expectations for the ownership of Company stock by executive officers. The CEO ownership target is six times his base salary. The CFO has a target of three times his base salary. With the exception of the President of Agricultural Solutions whose stock ownership target was changed from two times his base salary to three times his base salary, the other NEOs have ownership targets of two times their base salaries. These ownership guidelines are reviewed against our peer company practices and, if necessary, adjusted every other year in conjunction with the formal market study of executive compensation.

NEOs have a period of up to five years from the date of their election to meet the guidelines. All NEOs are in compliance with current ownership guidelines.

Anti Hedging Policy

The Company has adopted a policy which, with respect to Company stock, prohibits the directors and officers of the Company, as well as their immediate family members, from (i) engaging in any forms of hedging or monetization transactions, or (ii) pledging or creating a security interest, or (iii) any other transaction that would directly or indirectly reduce the risk of holding Company stock.

Clawback Policy

The Company has adopted a clawback policy designed to recoup incentive compensation paid to executive officers based on erroneously prepared financial statements. If an accounting restatement is required because of material non-compliance with any financial reporting requirement, all incentive compensation paid or credited to each current or former executive officer for the restated period (up to three years) will be recalculated based on restated results. To the extent the recalculated incentive compensation is less than the incentive compensation actually paid or credited to such executive officer for that period, the excess amount must be forfeited or returned to the Company. Alternatively, the Company is authorized to offset the excess amount from compensation owed currently or in the future to such executive officer. The Compensation Committee is authorized to interpret this policy and make all determinations necessary for the policy’s operation.

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Executive Compensation Tables

SUMMARY COMPENSATION TABLE 2014

		Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change In Pension Value(3)	All Other Compensation(4)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
PIERRE BRONDEAU	2014	1,040,000		1,441,899	1,431,987	779,064	N/A	424,195	5,117,145
President, Chief Executive	2013	1,000,000	—	1,335,339	1,342,626	3,827,340	N/A	432,230	7,924,561
Officer and Chairman of the Board	2012	1,000,000		1,410,769	1,416,072	3,362,484	N/A	432,775	7,622,100
PAUL GRAVES	2014	624,180		309,807	307,663	260,658	N/A	216,284	1,718,592
Executive Vice President	2013	604,500	—	284,029	285,577	498,350	N/A	307,659	1,980,115
and Chief Financial Officer	2012	150,000		1,390,506	—	131,940	N/A	18,230	1,690,676
MARK DOUGLAS	2014	535,704		771,235	258,956	268,495	N/A	126,520	1,960,910
President	2013	515,100	—	221,823	223,056	955,470	N/A	106,899	2,022,348
FMC Agricultural Solutions	2012	461,400		215,723	216,559	663,755	N/A	97,128	1,654,565
EDWARD T. FLYNN	2014	404,250		151,913	150,860	299,671	1,139,913	37,451	2,184,058
President	2013	389,812	—	147,723	148,525	405,882	(3,924)	32,278	1,120,296
FMC Minerals	2012	—		—	—	—	—	—	—
ANDREA UTECHT	2014	458,407		425,911	205,719	212,059	363,533	49,735	1,715,364
Executive Vice President,	2013	440,776	—	187,985	189,032	701,943	52,900	44,536	1,617,172
General Counsel and Secretary	2012	423,823		198,587	199,380	693,462	340,728	51,725	1,907,705

(1)	The amounts in these columns reflect the grant date fair value of stock and option awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. See Note (15) to the Consolidated Financial Statements contained in the Company’s report on Form 10K for the year ended December 31, 2014 for the assumptions used in the valuations that appear in these columns. The awards in column (e) are comprised of restricted stock units. There were no forfeitures of equity awards by NEOs during 2014.

(2)	For 2014, the totals listed in this column include amounts earned under the Incentive Compensation and Stock Plan as follows: (i) with respect to the Annual Incentive for 2014, for Mr. Brondeau, $779,064; for Mr. Graves, $260,658; for Mr. Douglas, $268,495; for Mr. Flynn, $299,671; and for Ms. Utecht, $212,059; and (ii) with respect to the Performance-Based Cash component of the 2012-2014 Long-Term Incentive Award, for Mr. Brondeau, $0; for Mr. Graves, $0; for Mr. Douglas, $0; for Mr. Flynn, $0; and for Ms. Utecht, $0.

(3)	For 2014, the amounts listed in this column are attributable to changes in the pension values under the Company’s qualified and nonqualified defined benefit plans. Details of these defined benefit plans are set forth in the Pension Benefits Table 2014 and the narrative that follows.

(4)	For 2014, the amounts stated in this column include: (i) with respect to the Company’s matching contribution to the FMC Corporation Savings and Investment Plan, for Messrs. Brondeau, Graves, Douglas, Flynn, and Ms. Utecht, $10,400; (ii) with respect to the Company’s matching contribution to the FMC Corporation Non-Qualified Savings and Investment Plan, for Mr. Brondeau $94,822; for Mr. Graves, $21,053; for Mr. Douglas, $33,629; for Mr. Flynn, $13,663; and for Ms. Utecht, $22,095; (iii) with respect to the Company’s core contributions to the Qualified and Nonqualified Savings and Investment Plans, for Mr. Brondeau, $13,000 for the Qualified Plan and $118,528 for the Nonqualified Plan; for Mr. Graves, $13,000 for the Qualified Plan and $43,127 for the Nonqualified Plan; and for Mr. Douglas, $13,000 for the Qualified Plan and $42,036 for the Nonqualified Plan; (iv) with respect to dividends paid on unvested restricted stock units, for Mr. Brondeau, $43,274; for Mr. Graves, $19,146; for Mr. Douglas, $17,294; for Mr. Flynn, $3,807; and for Ms. Utecht, $7,378. The amounts in this column also include the aggregate incremental costs for the following: for Mr. Brondeau, financial planning ($25,000), personal use of the Company airplane ($107,658), a golf club membership, and reserved parking; for Mr. Graves, relocation assistance tax gross-up ($79,031), financial planning, executive long-term disability insurance and reserved parking; for Mr. Douglas, financial planning and reserved parking; for Mr. Flynn, financial planning, executive long-term disability insurance and reserved parking; and for Ms. Utecht, financial planning, executive long-term disability insurance and reserved parking. The aggregate incremental cost for each of the foregoing perquisites and personal benefits that was quantified was calculated based on the full amount the Company paid for such benefit times the percentage of personal use not reimbursed to the Company.

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The Summary Compensation Table lists all 2012, 2013, and 2014 compensation, as defined by the rules of the SEC, for the Chief Executive Officer, any individual who served as the Chief Financial Officer during any part of 2014, each of the three other most highly compensated executive officers, and any individual for whom disclosure would have been provided but for the fact that he or she was not serving as an executive officer at the end of the fiscal year. The base salary, Annual Incentives, and Long-Term Incentives (consisting of stock options, restricted stock units, and a performance-based cash component), paid or awarded to these officers were determined by the Compensation and Organization Committee, as described in the Compensation Discussion and Analysis. The material terms of the Annual Incentive and Long-Term Incentive awards are described in the narrative to the Grants of Plan Based Awards Table. The material terms of the qualified and nonqualified defined benefit plans, which are the basis for the accruals reported in Column (h) of the Summary Compensation Table above, are described in the narrative to the Pension Benefits Table.

GRANTS OF PLAN-BASED AWARDS TABLE 2014

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)						Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards:		All Other Option Awards:	Exercise	Grant Date Fair
	Grant	Threshold		Target		Maximum		Threshold	Target	Maximum	Number of Shares of Stock or Units		Number of Securities Underlying Options	or Base Price of Option Awards	Value of Stock and Option Awards
Name	Date	($)		($)		($)		($)	($)	($)	(#)		(#)	($/Sh)	($)
(a)	(b)	(c)		(d)		(e)		(f)	(g)	(h)	(i)		(j)	(k)	(l)
Pierre Brondeau	N/A	0	*	1,144,000	*	2,288,000	*
	2/17/2014	580,240	**	1,450,600	**	2,901,200	**
	2/17/2014										19,771				1,441,899
	2/17/2014												47,717	72.93	1,431,987
Paul Graves	N/A	0	*	374,508	*	749,016	*
	2/17/2014	124,680	**	311,700	**	623,400	**
	2/17/2014										4,248				309,807
	2/17/2014												10,252	72.93	307,663
Mark Douglas	N/A	0	*	374,993	*	749,986	*
	2/17/2014	104,920	**	262,300	**	524,600	**
	2/17/2014										3,575				260,725
	2/17/2014										7,000	(3)			510,510
	2/17/2014												8,629	72.93	258,956
Edward T. Flynn	N/A	0	*	282,975	*	565,950	*
	2/17/2014	61,120	**	152,800	**	305,600	**
	2/17/2014										2,083				151,913
	2/17/2014												5,027	72.93	150,860
Andrea Utecht	N/A	0	*	275,044	*	550,088	*
	2/17/2014	83,360	**	208,400	**	416,800	**
	2/17/2014										2,840				207,121
	2/17/2014										3,000	(3)			218,790
	2/17/2014												6,855	72.93	205,719

(1)	The actual amount of the Annual Incentive paid to the NEO with respect to 2014 is stated in footnote (2) to Column (g) of the Summary Compensation Table.

(2)	The annual incentive awards, which are denoted by a single asterisk in this table, have possible payouts at any point from zero to the respective maximums shown; therefore no threshold is given. For the performance-based cash component for the 2014-2016 performance period, denoted by a double asterisk in this table, a zero payout is possible, with the first payout thereafter equal to .4 times the target; therefore the threshold shown represents that latter amount, although such amount is not a guaranteed amount. Please see the narrative below for further explanation of the awards and how they are calculated.

(3)	Represents the number of restricted stock units granted as Key Manager Awards. These awards vest four years following the date of grant for Mr. Douglas, and two years following the date of grant for Ms. Utecht, in each case provided the employee remains employed through that date.

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Each of the awards contained in the Grants of Plan-Based Awards Table above are granted under the Incentive Compensation and Stock Plan (“ICSP”), which is administered by the Compensation and Organization Committee (the “Committee”), in accordance with principles set forth in the Compensation Discussion and Analysis. The ICSP provides for annual, as well as long-term incentive awards. The material terms of these awards are as follows:

Annual Incentive Awards

The Annual Incentive, represented by the values marked with a single asterisk (*) in the table above, is a cash award comprised of two components, a Business Performance Incentive (“BPI”) and an Annual Performance Incentive (“API”). The BPI is a financial measure focused on key performance objectives such as net income, earnings before interest and taxes (“EBIT”) and working capital. In 2014, the approved BPI measure for Messrs. Brondeau and Graves and Ms. Utecht was adjusted net income. Also, Messrs. Douglas and Flynn each had 50% of their BPI target based on this same measure. The balance of their BPI target was based on business unit EBIT. The approved BPI measures for each NEO, the BPI targets for each NEO and the weighting of each component of BPI are described below in the Business Performance Incentive Table.

BUSINESS PERFORMANCE INCENTIVE TABLE 2014

Name	BPI Components	Target Performance(1)		Actual Results(2)		Percent of BPI Target		BPI Rating Component	Overall BPI Rating
Pierre Brondeau	Adjusted Net Income	$570.0	M	$541.1	M	100%		0.33	0.33
Paul Graves	Adjusted Net Income	$570.0	M	$541.1	M	100%		0.33	0.33
Mark Douglas
Corporate	Adjusted Net Income	$570.0	M	$541.1	M	50%		0.33
FMC Agricultural Solutions	EBIT	$580.0	M	$508.2	M	50%		0	0.165
Edward T. Flynn
Corporate	Adjusted Net Income	$570.0	M	$541.1	M	50%		0.33
FMC Alkali Chemicals	EBIT	$125.0	M	$142.5	M	29	%(3)	1.65
FMC Lithium	EBIT	$29.0	M	$30.4	M	21	%(3)	1.17	0.89
Andrea Utecht	Adjusted Net Income	$570.0	M	$541.1	M	100%		0.33	0.33

(1)	The target performance signifies performance that will yield a BPI rating of 1.0.

(2)	The levels of these BPI measures may differ from the amounts reported in our financial statements because the BPI measures are adjusted to exclude gains or losses attributable to (1) certain extraordinary and/or non-recurring events (such as business acquisitions or dispositions or business restructuring charges), and certain other items not reflective of operating performance (such as the impact of changes in currency exchange rates or changes in accounting principles). In 2014, however, these adjustments did not materially affect the amount of any NEO’s Annual Incentive Award.

(3)	These percentages have been prorated to reflect the portion of the year Mr. Flynn spent in each of the two business groups.

The API generally consists of a set of non-financial objectives specific to each NEO, but may include financial measures at the discretion of the CEO. The CEO’s 2014 APIs, as approved by the Committee, included objectives relating to safety, financial results, organizational goals for the separation of the Company, business strategy relating to various business segments, and a new five-year strategic plan (Vision 2020). Mr. Brondeau’s principal accomplishments which formed the basis for his API rating set forth in the Annual Incentive Calculation Table below include: in lieu of executing on the separation of the Company into two public companies, accelerating the Company’s transformation to an Agriculture, Health, and Nutrition company by taking advantage of an acquisition opportunity (Cheminova) and very successfully orchestrating a subsequent divestment of the Company’s alkali business to finance the acquisition; creating a team reporting directly to the CEO, organized to execute quickly on the integration of Cheminova and deliver on revenue/cost synergies as soon as possible; closing the divestiture of the Peroxygens business; achieving the second lowest injury rate in the Company’s history and implementing two effective new safety campaigns; strengthening the Agricultural Solutions business through new product acquisitions in addition to the Cheminova acquisition, and executing a successful start of the joint venture with Christian Hansen for biologicals; improving margins in the Health and Nutrition business; and achieving strong financial performance in the Lithium business, despite the headwinds of operating in the difficult cost environment of Argentina. In addition, the CEO established API measures and objectives unique to each NEO as set forth below.

Mr. Graves’ 2014 APIs consisted of objectives relating to supporting the CEO with strategic initiatives, continuing to build a centralized finance function and developing talent within the function, creating greater focus on cash flow generation within each business, developing the capabilities of Investor Relations and Corporate Development as functions directly reporting to the CFO, and furthering his relationships with the businesses, senior management, and the Board. Mr. Graves’ principal accomplishments which formed the basis for his API rating set forth in the table below include: working closely with the CEO on strategic initiatives that have accelerated the transformation of the Company described above; implementing key first steps towards the finance transformation, including centralizing certain functions and establishing a global payments center, as well as aligning skills of senior finance individuals with organizational needs; working with the businesses to identify and focus on key drivers of working capital and on capital spending, including increasing the role of the finance organization in the capital spending review process; recruiting a strong replacement for Vice President of Corporate Development when the previous Vice President was tasked to lead an important acquisition integration function and playing a critical hands-on role in the IR function; and deepening his understanding of, and working more closely with, the business segments.

Mr. Douglas’ APIs consisted wholly of achieving various metrics

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relating to a reduction in working capital, including metrics relating to accounts receivable, inventory, and accounts payable. Mr. Douglas vastly exceeded each metric, thus resulting in the highest possible API rating in accordance with a pre-set formula that defined the ratings to be awarded at various result levels.

Mr. Flynn’s APIs consisted of objectives relating to safety, cost reduction, commercial effectiveness, and strategic initiatives. Mr. Flynn’s principal accomplishments which form the basis for his API rating set forth in the table below include: significant cost savings in excess of target, including an organizational redesign that led to a headcount reduction and favorable raw material contracts; record production volume; an effective pricing strategy; achieving a buyout of the remaining minority owner in the alkali business; and most importantly, playing a key role in the very successful execution of divestment of the alkali business.

Ms. Utecht’s APIs consisted of objectives relating to successfully executing the separation of the Company while maintaining effective and efficient delivery of day-to-day legal services, legal support in achieving an acceptable environmental remedy at one of the Company’s major remediation sites, and succession planning and development in the legal function. Ms. Utecht’s principal accomplishments which formed the basis for the rating set forth in the table below include: providing key legal support for the successful execution of the acquisition of Cheminova and the divestiture of the alkali business in lieu of the separation, as well as for other strategic initiatives, while maintaining legal department operations at high service levels; implementing a litigation strategy designed to achieve an acceptable remedy at the afore-mentioned remediation site when negotiations failed; and stepping in as interim head of Human Resources at a critical time for the function in the execution of strategic initiatives, while a successor was being sought.

The overall API rating for each NEO consists of a weighted average of the results of his or her rating on each of his or her individual API objectives, and the resulting weighted index yields an overall API rating between zero and 2.0. Based on the evaluators’ determinations, as described above, in 2014, Mr. Brondeau achieved an overall API rating of 1.5; Mr. Graves achieved a 1.55; Mr. Douglas achieved a 2.0; Mr. Flynn achieved a 1.45; and Ms. Utecht achieved a 1.8.

The weighting of the API and BPI components was in each case 70% BPI and 30% API. Target payouts vary by position as a percentage of base salary. Specifically, Mr. Brondeau had an Annual Incentive target of 110% of base salary; Mr. Graves and Ms. Utecht had Annual Incentive targets of 60% of base salary; and Messrs. Douglas and Flynn had Annual Incentive targets of 70% of base salary. By design, each NEO’s maximum payment is limited to two times their Annual Incentive target.

The actual Annual Incentive amounts earned in 2014 by the NEOs appear in footnote (2) to Column (g) of the Summary Compensation Table. Annual Incentive calculations are provided in the table below for each NEO in 2014.

ANNUAL INCENTIVE CALCULATIONS 2014

Name	(1) BPI Percent of Target	(2) BPI Rating	(3) API Percent of Target	(4) API Rating	(5) Target Incentive	(6) Actual Incentive ((1x2) + (3x4)) x 5)
Pierre Brondeau	70%	0.33	30%	1.50	$1,144,000	$779,064
Paul Graves	70%	0.33	30%	1.55	$374,508	$260,658
Mark Douglas(1)	70%	0.165	30%	2.00	$374,993	$268,495
Edward T. Flynn(1)	70%	0.89	30%	1.45	$282,976	$299,671
Andrea Utecht	70%	0.33	30%	1.80	$275,044	$212,059

(1)	Messrs. Douglas and Flynn show the weighted average results of multiple BPI targets, as reflected in the prior table.

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Long-Term Incentive Awards

Stock Option Awards

Stock options are a component of the LTI awards. They are nonqualified options which do not vest until the end of a prescribed period, which in general is three years, at which time they vest in their entirety. The options have a term of ten years. Options are not transferable or assignable other than by will or the laws of descent in the event of death. Unvested options generally expire upon cessation of employment, except in certain circumstances. (See the section of this proxy statement entitled “Potential Payments Upon Termination or Change in Control” for additional detail on the treatment of options subsequent to the cessation of employment.)

Restricted Stock Unit Awards

Restricted stock unit awards, when used as a component of the LTI awards, generally vest after three years. The recipient is entitled to receive dividend equivalent payments at a non-preferential rate during this period of restriction. Once the restriction expires, the shares, less any shares used to satisfy statutory tax withholding obligations, are issued to the NEO. Unvested restricted stock units are generally cancelled upon cessation of employment, except in certain circumstances. (See the section of this proxy statement entitled “Potential Payments Upon Termination or Change in Control” for additional detail on the treatment of restricted stock subsequent to the cessation of employment.)

Performance-Based Cash

Performance-based cash is also used as a component of the LTI awards. The performance-based cash component of an LTI award covers a three year cycle and will be paid out at the end of such cycle, provided performance targets are met and the NEO remains an employee of the Company for the entire performance period, except in certain circumstances. (See “Potential Payments Upon Termination or Change in Control” for additional detail.)

For the three-year period covered by the performance-based cash component for the 2012-2014 award, payout is based on a Total Shareholder Return (“TSR”) measure, determined with reference to an industry comparator group comprised of 32 companies identified by the Committee’s independent executive compensation consultant. This comparator group includes peer group companies used for purposes of compensation comparison, which are listed in the Compensation Discussion and Analysis, as well as 13 other companies (listed below), so that there is a group large enough to enable meaningful and credible differentiation in performance.

A. Schulman, Inc.	Newmarket Corporation
Akzo Nobel N.V.	PolyOne
BASF SE	Praxair, Inc.
E.I. DuPont de Nemours and Company	Sensient Technologies Corporation
Ferro Corporation	The Dow Chemical Company
Minerals Technologies, Inc.	Valhi, Inc.
NL Industries, Inc.

TSR performance is calculated as a point-to-point measurement from 2012-2014.

The values marked with a double asterisk (**) in the Grants of Plan-Based Awards Table are based on the Company achieving a relative performance measure of TSR at or above the 35th percentile (the threshold). For performance at the 35th percentile a payment equal to 40% of target will be made (no payment is made for performance at less than the 35th percentile). For performance at the 50th percentile (the target) a payout of one times target is made, and for performance at the 80th percentile or higher, a maximum payout of two times target is made.

Details concerning the calculation of the payment for the 2012-2014 award cycle are set forth below:

TOTAL SHAREHOLDER RETURN TABLE 2012-2014

	TSR	Peer Group	Target
Measurement Periods	Performance	Percentile	0.0	1.0	2.0	TSR Rating
3 Year TSR 2012 – 2014	33.74%	19.30%	<35%	50%	80%	0

TSR performance for the 2012-2014 cycle did not meet the target threshold. Therefore, no LTI cash awards were granted for this cycle. See footnote 2 to the Summary Compensation Table.

The 2013-2015 and 2014-2016 award cycles are ongoing. All three cycles use the same performance metric and scale.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE 2014

	Option Awards					Stock Awards
								Equity	Equity
			Equity Incentive					Incentive	Incentive Plan
			Plan Awards:				Market	Plan Awards:	Awards: Market
	Number of	Number of	Number of			Number	Value of	Number of	or Payout Value
	Securities	Securities	Securities			of Shares	Shares or	Unearned	of Unearned
	Underlying	Underlying	Underlying			or Units of	Units of	Shares, Units or	Shares, Units or
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Other Rights	Other Rights
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	That Have Not	That Have Not
	Exercisable(1)	Unexercisable(2)	Options	Price	Expiration	Vested(3)	Vested	Vested	Vested
Name	(#)	(#)	(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Pierre Brondeau	72,992			28.64	2/18/2020	29,638	1,690,255
	68,424			40.89	2/17/2021	22,454	1,280,552
		73,524		47.60	2/16/2022	19,771	1,127,540
		57,574		59.47	2/18/2023
		47,717		72.93	2/17/2024
Paul Graves		12,246		59.47	2/18/2023	24,685	1,407,786
		10,252		72.93	2/17/2024	4,776	272,375
						4,248	242,263
Mark Douglas	10,198			30.31	3/22/2020	4,532	258,460
	11,960			40.89	2/17/2021	3,730	212,722
		11,244		47.60	2/16/2022	7,000	399,210
		9,565		59.47	2/18/2023	3,575	203,882
		8,629		72.93	2/17/2024
Edward T. Flynn	7,160			28.64	2/18/2020	1,926	109,840
	5,082			40.89	2/17/2021	2,484	141,663
		4,778		47.60	2/16/2022	2,083	118,793
		6,369		59.47	2/18/2023
		5,027		72.93	2/17/2024
Andrea Utecht	14,388			18.70	2/15/2017	4,110	234,393
	14,434			27.88	2/21/2018	3,030	172,801
	14,174			22.22	2/19/2019	2,788	159,000
	13,848			28.64	2/18/2020	3,000	171,090
	10,616			40.89	2/17/2021
		10,352		47.60	2/16/2022
		8,106		59.47	2/18/2023
		6,855		72.93	2/17/2024

(1)	For the award with an expiration date of 2/15/2017, the vesting date was 2/15/2010; for the award with an expiration date of 2/21/2018, the vesting date was 2/21/2011; for the award with an expiration date of 2/19/2019, the vesting date was 2/19/2012; for the awards with an expiration date of 2/18/2020, the vesting date was 2/18/2013; for the award with an expiration date of 3/22/2020, the vesting date was 3/22/2013; for the awards with an expiration date of 2/17/2021, the vesting date was 2/17/2014.

(2)	For the awards with an expiration date of 2/16/2022, the vesting date is 2/16/2015; for the awards with an expiration date of 2/18/2023, the vesting date is 2/18/2016; and for the awards with an expiration date of 2/17/2024, the vesting date is 2/17/2017.

(3)	With respect to Mr. Brondeau’s award of 29,638 shares, Mr. Douglas’ award of 4,532 shares, Mr. Flynn’s award of 1,926 shares, and Ms. Utecht’s award of 4,110 shares, the vesting date is 2/16/2015. With respect to Mr. Graves’ award of 24,685 shares, the vesting date is 10/01/2015. With respect to Ms. Utecht’s award of 3,000 shares, the vesting date is 2/17/2016. With respect to Mr. Brondeau’s award of 22,454; Mr. Graves’ award of 4,776 shares; Mr. Douglas’ award of 3,730 shares; Mr. Flynn’s award of 2,484 shares; and Ms. Utecht’s award of 3,030 shares, the vesting date is 2/18/2016. With respect to Mr. Brondeau’s award of 19,771 shares; Mr. Graves’ award of 4,248 shares; Mr. Douglas’ award of 3,575 shares; Mr. Flynn’s award of 2,083 shares; and Ms. Utecht’s award of 2,788 shares, the vesting date is 2/17/2017. With respect to Mr. Douglas’ award of 7,000 shares, the vesting date is 2/17/2018.

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OPTION EXERCISES AND STOCK VESTED TABLE 2014

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired On Exercise	On Exercise	Acquired On Vesting	On Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Pierre Brondeau	0	0	28,916	2,108,844
Paul Graves	0	0	0	0
Mark Douglas	0	0	17,054	1,028,468
Edward T. Flynn	0	0	2,148	156,654
Andrea Utecht	0	0	4,472	326,143

PENSION BENEFITS TABLE 2014

		Number of Years	Present Value of	Payments During
		Credited Service(1)	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)
Pierre Brondeau	Qualified Plan	N/A	N/A	N/A
	Nonqualified Plan	N/A	N/A	N/A
Paul Graves	Qualified Plan	N/A	N/A	N/A
	Nonqualified Plan	N/A	N/A	N/A
Mark Douglas	Qualified Plan	N/A	N/A	N/A
	Nonqualified Plan	N/A	N/A	N/A
Edward T. Flynn	Qualified Plan	33.6	1,359,332	—
	Nonqualified Plan	33.6	2,638,861	—
Andrea Utecht	Qualified Plan	13.5	651,228	—
	Nonqualified Plan	13.5	1,498,957	—

(1)	All credited years of service are the actual years of service under the relevant plan.

Pension Plans

The FMC Salaried and Nonunion Hourly Employees Retirement Plan (the “Qualified Plan”) is a non-contributory defined benefit plan that is intended to meet the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “IRC”), as a tax-qualified plan. Messrs. Brondeau, Graves and Douglas were hired after July 1, 2007 when the Qualified Plan was closed to new employees, and accordingly these NEOs do not participate in the Qualified Plan, but do participate in defined contribution plans of the Company.

Under the Qualified Plan, an employee’s pension benefit is calculated based on credited company service and a final average year earnings (“FAYE”) formula, and the annual benefit payable is subject to a statutory cap of $210,000 for 2014 (“maximum benefit limitation” cap). FAYE is determined using earnings from the highest 60 consecutive months out of the last 120 calendar months that immediately precede the employee’s retirement date. Eligible compensation includes base salary (see Column (c) of the Summary Compensation Table), Annual Incentive pay (see footnote (2) to Column (g) of the Summary Compensation Table) and certain other performance payments and is subject to a statutory cap of $260,000 for 2014 (“total earnings” cap). However, stock option gains, other equity awards and long-term performance-based cash are not included in eligible compensation.

Normal retirement age is 65. Ms. Utecht is eligible for normal retirement. Benefits at normal retirement are calculated using the formula described below.

The retirement formula is 1.0% of FAYE up to the Social Security covered compensation base plus 1.5% of FAYE in excess of the Social Security covered compensation base times years of credited service (up to 35 years) plus 1.5% of FAYE times years of credited service in excess of 35. The actual benefit amount depends on the form of payment selected by the employee, i.e. individual life annuity, joint and survivor annuity or level income option. All benefits under the Qualified Plan are paid as an annuity. The amounts reflected for the Qualified Plan in the Pension Table are actuarial present values of the single life annuity that would be payable at age 62 which is the earliest age an NEO can retire without a benefit reduction. There is no Social Security offset.

Early retirement is defined as retirement from active service when an employee reaches age 55 with a minimum of ten years credited service. Mr. Flynn met the age and service requirements to qualify for early retirement benefits as of December 31, 2014. Employees who elect early retirement receive an actuarially reduced pension. This reduction is 4% per year for each year prior to age 62. The maximum reduction is 28% (62-55 x .04) of the age 65 benefit calculation. The IRC limits the annual benefits that may be paid from a tax-qualified retirement plan and the compensation that may be taken into account in calculating those benefits, as noted above.

The Salaried Employees Equivalent Plan (the “Nonqualified Plan”) is a non-contributory retirement restoration plan that restores the benefits earned under the Qualified Plan formula described above.

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This plan represents an unfunded liability and all amounts listed in the table above for this plan are unsecured and therefore not guaranteed to be fully paid in the event of the Company’s insolvency or bankruptcy. Messrs. Brondeau, Graves and Douglas are participants in defined contribution plans and are not eligible to participate in the Nonqualified Plan, as the plan does not cover employees who are not also covered by the Qualified Plan. These supplemental benefits are calculated using the same formula described above without regard to the IRC limits, less amounts payable under the Qualified Plan. The Nonqualified Plan amounts reflected in the Pension Benefits Table above are paid in a lump sum on the later of attainment of age 55 or six months following the employee’s retirement.

Actuarial assumptions used to determine the present value of the accumulated benefits under the Qualified Plan and Nonqualified Plan as of December 31, 2014 are as follows:

•	Qualified Plan present values reflect ASC 715 interest and post-retirement mortality assumptions, including 12/31/14 interest (4.15%) and the RP2000 Combined Healthy Mortality Table projected with Scale AA to 2020; no pre-retirement mortality.

•	Nonqualified Plan present values reflect ASC 715 interest and post-retirement assumptions, including 12/31/14 lump sum interest rate (2.65%) and the mortality table specified under IRC section 417(e) for lump sum distributions in 2015; 4.15% pre-retirement interest and no pre-retirement mortality.

NONQUALIFIED DEFERRED COMPENSATION TABLE 2014

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)		Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(3) ($)
(a)	(b)	(c)		(d)	(e)	(f)
Pierre Brondeau	131,528	213,350	(4)	211,730	—	1,928,388
Paul Graves	31,209	64,180	(5)	6,921	—	195,665
Mark Douglas	55,036	75,664	(6)	-43,806	—	460,695
Edward T. Flynn	28,298	13,663		10,831	—	804,757
Andrea Utecht	40,619	22,095		-6,140	—	1,355,110

(1)	The amounts listed in this column are reported as compensation in the amounts stated in Column (c), Salary, of the Summary Compensation Table.
(2)	The amounts listed in this column are reported as compensation in the amounts stated in Column (i), All Other Compensation, of the Summary Compensation Table.
(3)	The amounts listed in this column include the following amounts which were reported in the Summary Compensation Table in previous years: for Mr. Brondeau, $1,028,117; for Mr. Graves, $83,955; for Mr. Douglas, $178,249; for Mr. Flynn, $76,832; and for Ms. Utecht, $713,448; plus earnings on those amounts.
(4)	In addition to the Company’s matching contribution of $94,822, Mr. Brondeau received nonqualified core contributions of 5% of compensation on his eligible earnings in excess of $260,000 in lieu of his participation in the Salaried Employees’ Equivalent Retirement Plan, which participation is not available to employees hired after July 1, 2007. The amount of the 5% contribution was $118,528.
(5)	In addition to the Company’s matching contribution of $21,053, Mr. Graves received nonqualified core contributions on his eligible earnings in excess of $260,000, in lieu of his participation in the Salaried Employees’ Equivalent Retirement Plan, which participation is not available to employees hired after July 1, 2007. The amount of the 5% contribution was $43,127.
(6)	In addition to the Company’s matching contribution of $33,629, Mr. Douglas received nonqualified core contributions on his eligible earnings in excess of $260,000, in lieu of his participation in the Salaried Employees’ Equivalent Retirement Plan, which participation is not available to employees hired after July 1, 2007. The amount of the 5% contribution was $42,035.

The FMC Nonqualified Savings and Investment Plan (the “Nonqualified Savings Plan”) is a voluntary deferred compensation plan available to employees whose annual compensation exceeds $140,000. The Nonqualified Savings Plan mirrors the FMC Corporation Savings and Investment Plan (the “Qualified Savings Plan”), which is a tax-qualified savings plan under Section 401(k) of the IRC.

Participants in the Qualified Savings Plan are subject to certain contribution and earnings limits set under Sections 402(g) and 401(a) (17) of the IRC. The Nonqualified Savings Plan is used to facilitate the continuation of contributions beyond the limits allowed under the Qualified Savings Plan. Employees may defer 1% to 50% of their base salaries and up to 100% of their annual incentive compensation. In 2014, the Company’s matching contribution under both plans was 80% of the amount deferred up to a maximum of 5% of eligible earnings, i.e. base salary and annual incentive paid in fiscal year 2014. In addition to the Company’s matching contribution, employees hired after July 1, 2007, who are not eligible to participate in the Qualified and Non-Qualified Plans, are entitled to receive employer core contributions under the Qualified and Non-Qualified Savings Plans of 5% of eligible earnings in the aggregate.

Compensation deferred under the Nonqualified Savings Plan is deemed invested by the participant in his or her choice of more than 20 investment choices offered to all participants. All investments, except for the FMC Stock Fund, are mutual funds, and all investments may be exchanged by the participant at any time. Earnings on investments are market earnings. There are no programs or provisions for guaranteed rates of return. Distributions under the Nonqualified Savings Plan must occur or commence at the earlier of separation of service plus six months or at a designated time elected by the participant at the time of deferral. Distributions may be in lump sum or installments as determined by the participant’s distribution election.

The Nonqualified Savings Plan is subject to certain disclosure and procedural requirements of ERISA, but as a “top hat” plan is not subject to the eligibility, vesting, accrual, funding, fiduciary responsibility and similar requirements of ERISA. This plan represents an unfunded liability and all amounts listed in the table above are unsecured and therefore not guaranteed to be fully paid in the event of the Company’s insolvency or bankruptcy.

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Potential Payments Upon Termination or Change in Control

The following table reflects the amount of compensation payable to each of our NEOs upon various events. The amounts shown assume that such termination was effective as of December 31, 2014, the last day of our fiscal year, and thus includes termination-related amounts earned through such time. The amounts are calculated using various assumptions and are therefore only estimates of the amounts that could become payable to our NEOs. The actual amounts to be paid out can only be determined at the time of an actual termination or change in control.

Change in Control Involving a Termination

Under Executive Severance Agreements with each of the NEOs, if a change in control (as described below) of the Company occurs and if, within two years after that change of control, the employment of an NEO is terminated without cause or an NEO voluntarily terminates his or her employment because his or her duties, location, salary, compensation or benefits were substantially changed or reduced, then the NEO would be entitled, contingent on the NEO’s execution and non-revocation of a release in favor of the Company, to the payments or benefits set forth in Column (b) of the table below. If all or any part of the benefits set forth in Column (b) are then subject to an excise or similar tax under Section 4999 of the IRC, consistent with the terms of a prior agreement the Company would pay to Ms. Utecht an additional cash amount to cover all such excise taxes. Messrs. Brondeau, Graves, Douglas, and Flynn are not entitled to an additional cash payment to cover any excise taxes. In addition, if, upon a change in control followed by a termination, the NEO’s Annual Incentive is not yet fully earned and calculable, the Compensation and Organization Committee (the “Committee”) will determine the amount to be paid, which payment shall be made in a lump sum and shall not exceed the maximum payout for such Annual Incentive. As of December 31, 2014, each NEO’s 2014 Annual Incentive would already have been fully earned; such amounts are set forth in footnote (2) to Column (g) of the Summary Compensation Table.

In general, the following are considered to be a change in control: (a) a third party’s acquisition of twenty percent or more of the Company’s Common Stock; (b) a change in the majority of the Board of Directors; (c) completing certain reorganization, merger, or consolidation transactions or a sale of all or substantially all of the Company’s assets; or (d) the complete liquidation or dissolution of the Company.

Change in Control Not Involving a Termination

For grants of awards prior to February 18, 2013, in the event of a change in control (as described above) of the Company, whether or not accompanied by the termination of an NEO’s employment, the NEO’s unvested equity awards (restricted stock units and stock options) and KMAs (restricted stock units) immediately vest. For grants of awards on or after February 18, 2013, such awards shall vest only if a change in control event (as described above) occurs, and within 24 months after the change in control event, the employment of an NEO is terminated without cause or an NEO voluntarily terminates his or her employment because his or her duties, location, salary, compensation, or benefits were substantially changed or reduced, and contingent on the NEO’s execution and non-revocation of a release in favor of the Company. The market values as of year-end 2014 for each NEO’s unvested restricted stock unit and stock option award which was granted prior to February 18, 2013 are set forth in the relevant sections of Column (c) of the table below. Performance-based cash component awards associated with performance periods not completed as of year-end 2014 will be prorated as determined by the Committee. For performance-based cash component awards granted prior to February 18, 2013, a value for each NEO’s performance-based cash component, calculated as provided in footnote (14) to the table, is also set forth in the relevant section of Column (c) of the table below. No value has been assumed in the relevant section of Column (c) for such awards granted after February 18, 2013.

Termination Not For Cause Under Executive Severance Guidelines

The Company maintains Executive Severance Guidelines as approved and adopted by the Committee regarding the termination of NEOs and the payment of benefits to an NEO who is terminated for reasons other than death, disability, retirement, change in control or for cause. In the event of such a termination covered by the Guidelines, and subject to the discretion of the Committee, the NEO would be entitled to the payments or benefits set forth in Column (d) of the table below. Deviations from the Guidelines must be reviewed and approved by the Committee. Any NEO receiving payments or benefits pursuant to the Guidelines must sign a non-solicitation, non-compete and confidentiality agreement as a condition to the payment of any benefit under the Guidelines. By Letter Agreement dated October 23, 2009, as amended, contingent on his execution and non-revocation of a release in favor of the Company, Mr. Brondeau would be entitled to severance payments equal to 24 months of base salary and 12 months of benefits continuation at active employee rates in the event of a termination of his employment not for cause (other than such a termination within two years after a change in control), which is consistent with the Guidelines.

Termination in the Event of Retirement

The table below also describes the benefits that an NEO would have received had he or she retired on December 31, 2014, provided such NEO were eligible to retire as of such date. Please note that, pursuant to a Letter Agreement dated October 23, 2009, as amended, any cessation of Mr. Brondeau’s service after December 31, 2015 and the Board’s approval of a “definitive succession plan” will have the same impact on long-term incentive awards as an early retirement after age 62 with ten years of credited service, as described under “Long-Term Incentives” in the Compensation Discussion and Analysis.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

PIERRE BRONDEAU
Executive Benefits and Payments Upon Termination or Change in Control (a)	Change in Control Involving a Termination ($) (b)		Change in Control Not Involving a Termination ($) (c)		Executive Severance Guidelines ($) (d)		Retirement(3) ($) (e)
Base Salary and Annual Incentive	6,552,000	(1)	N/A		2,080,000	(2)	N/A
Transition Benefits	156,000	(4)	N/A		20,000	(5)	N/A
Restricted Stock Units	4,098,324	(6)	1,690,232	(7)	2,692,095	(8)	N/A	(9)
Stock Options	693,331	(10)	693,331	(11)	693,331	(12)	N/A	(9)
Performance-Based Cash Component	2,805,000	(13)	0	(14)	1,386,467	(15)	N/A	(9)
Health Benefits	51,597	(16)	N/A		10,883	(17)	N/A
TOTAL	14,356,252		2,383,563		6,882,776

PAUL GRAVES
Executive Benefits and Payments Upon Termination or Change in Control (a)	Change in Control Involving a Termination ($) (b)		Change in Control Not Involving a Termination ($) (c)		Executive Severance Guidelines ($) (d)		Retirement(3) ($) (e)
Base Salary and Annual Incentive	3,085,056	(1)	N/A		1,028,352	(2)	N/A
Transition Benefits	96,000	(4)	N/A		20,000	(5)	N/A
Restricted Stock Units	1,922,424	(6)	1,407,786	(7)	1,289,586	(8)	N/A
Stock Options	0	(10)	0	(11)	0	(12)	N/A
Performance-Based Cash Component	599,800	(13)	0	(14)	295,967	(15)	N/A
Health Benefits	52,149	(16)	N/A		15,817	(17)	N/A
TOTAL	5,755,429		1,407,786		2,649,722

MARK DOUGLAS
Executive Benefits and Payments Upon Termination or Change in Control (a)	Change in Control Involving a Termination ($) (b)		Change in Control Not Involving a Termination ($) (c)		Executive Severance Guidelines ($) (d)		Retirement(3) ($) (e)
Base Salary and Annual Incentive	2,813,242	(1)	N/A		937,747	(2)	N/A
Transition Benefits	83,000	(4)	N/A		20,000	(5)	N/A
Restricted Stock Units	1,074,312	(6)	258,498	(7)	513,936	(8)	N/A
Stock Options	106,031	(10)	106,031	(11)	106,031	(12)	N/A
Performance-Based Cash Component	487,300	(13)	0	(14)	237,433	(15)	N/A
Health Benefits	53,082	(16)	N/A		16,325	(17)	N/A
TOTAL	4,616,967		364,528		1,831,472

EDWARD T. FLYNN
Executive Benefits and Payments Upon Termination or Change in Control (a)	Change in Control Involving a Termination ($) (b)		Change in Control Not Involving a Termination ($) (c)		Executive Severance Guidelines ($) (d)		Retirement(3) ($) (e)
Base Salary and Annual Incentive	1,374,450	(1)	N/A		687,225	(2)	N/A
Transition Benefits	61,000	(4)	N/A		20,000	(5)	N/A
Restricted Stock Units	370,305	(6)	109,849	(7)	223,316	(8)	N/A
Stock Options	45,057	(10)	45,057	(11)	45,057	(12)	N/A
Performance-Based Cash Component	302,600	(13)	0	(14)	150,800	(15)	N/A
Health Benefits	39,373	(16)	N/A		16,325	(17)	N/A
Pension Enhancement	606,617	(18)	N/A		N/A		N/A
TOTAL	2,799,401		154,905		1,142,722

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ANDREA UTECHT
Executive Benefits and Payments Upon Termination or Change in Control (a)	Change in Control Involving a Termination ($) (b)		Change in Control Not Involving a Termination ($) (c)		Executive Severance Guidelines ($) (d)		Retirement(3) ($) (e)
Base Salary and Annual Incentive	2,200,354	(1)	N/A		733,451	(2)	N/A
Transition Benefits	69,000	(4)	N/A		20,000	(5)	N/A
Restricted Stock Units	737,284	(6)	234,393	(7)	442,426	(8)	566,194	(19)
Stock Options	97,619	(10)	97,619	(11)	97,619	(12)	97,619	(20)
Performance-Based Cash Component	399,100	(13)	0	(14)	196,600	(15)	196,600	(15)
Health Benefits	58,091	(16)	N/A		10,883	(17)	N/A
Pension Enhancement	482,657	(18)	N/A		N/A		N/A
Excise Tax Gross Up	0		0		N/A		N/A
TOTAL	4,044,104		332,013		1,500,980		860,413

(1)	The amount shown is equal to three times the sum of base salary plus target annual incentive, calculated by using the highest annualized target available to NEO during his/her career with the Company, except that for Mr. Flynn, the amount is limited to two times base salary and target annual incentive.

(2)	The amount shown is equal to the sum of 12 months of base salary plus target annual incentive, except that for Mr. Brondeau, the amount is equal to 24 months of base salary.

(3)	On December 31, 2014, Ms. Utecht was eligible for normal retirement; Mr. Flynn was eligible for early retirement with a reduced pension benefit; and Messrs. Brondeau, Graves and Douglas were not eligible to retire.

(4)	Transition benefits consist of outplacement services equivalent to 15% of the NEO’s base salary.

(5)	Transition benefits consist of outplacement services up to $20,000.

(6)	The amount shown is the market value of all unvested restricted stock units based on the stock price on December 31, 2014.

(7)	The amount shown is the market value of all unvested restricted stock units granted prior to February 18, 2013, based on the stock price on December 31, 2014.

(8)	A prorated number of shares in respect of unvested restricted stock unit awards vests based on the amount of time left in the vesting period as of the date of termination and the amount shown is the market value of these restricted stock units based on the stock price on December 31, 2014.

(9)	Pursuant to a Letter Agreement dated October 23, 2009, as amended, any cessation of Mr. Brondeau’s service after December 31, 2015 and the Board’s approval of a “definitive succession plan” will have the same impact on long-term incentive awards as an early retirement for those age 62 and older with ten years of credited service as described in footnotes (15), (19) and (20).

(10)	The amount shown is the value of all unvested stock options based on the difference between the exercise price and the stock price at December 31, 2014. Please note, however, that the ultimate value of the foregoing options will depend on the stock price on the date of exercise.

(11)	The amount shown is the value of all unvested stock options granted prior to February 18, 2013, based on the difference between the exercise price and the stock price at December 31, 2014. Please note, however, that the ultimate value of the foregoing options will depend on the stock price on the date of exercise.

(12)	The NEO has the right to retain stock options that would have vested on their own terms within one year from the date of termination, with the right to exercise such options until twelve months after they vest, as well as the right to exercise vested options until twelve months after termination. The amount shown is the market value of these unvested options based on the difference between the exercise price and the stock price at December 31, 2014. Please note, however, that the ultimate value will depend on the stock price on the date of exercise.

(13)	The unvested performance-based cash is payable in a lump sum assuming a payout at target.

(14)	The treatment of performance-based cash for incomplete performance periods is at the discretion of the Committee. For purposes of this analysis it is assumed that the performance-based cash component for awards granted prior to February 18, 2013 would be prorated based on time worked in the performance period and paid at target in a lump sum. No value has been assumed for such awards granted after February 18, 2013.

(15)	Upon termination under the Executive Severance Guidelines, normal retirement, or early retirement at age 62 or older, a prorated portion of all outstanding performance-based cash awards vests. The pro-ration is determined based on the time actually worked during the applicable three year performance cycle. The pro-rata payouts of these awards are illustrated above assuming target levels of performance. In each case, the amounts actually due will be paid in a lump sum after the end of the normal three year performance cycle, based on actual TSR performance through the end of the cycle.

(16)	Welfare benefits of health care, life insurance and disability insurance continue for three years, except for Mr. Flynn who is eligible for benefits continuation for two years. The amounts shown are the estimated cost to the Company for such benefits during the period.

(17)	Health care benefits continue for 12 months. The amounts shown are the estimated cost to the Company for such benefits during the period.

(18)	Mr. Flynn is credited with two additional age and service years under the Nonqualified Plan. The amounts shown are valued on an early retirement basis as Mr. Flynn is not yet eligible for normal retirement. Ms. Utecht is credited with three additional age and service years under the Nonqualified Plan.

(19)	Upon normal retirement or early retirement at age 62 or older, all unvested restricted stock units become vested, except unvested Key Manager Awards, which are cancelled. However, such restricted stock units are not delivered until they would otherwise have vested under the normal vesting schedule. The amount shown is the market value of the unvested restricted stock units based on the stock price at December 31, 2014. Only Ms. Utecht was eligible for such retirement as of December 31, 2014.

(20)	Upon normal retirement or early retirement at age 62 or older, all unvested options become vested. All options remain exercisable until the earlier of the expiration date or five years following retirement. The amount shown is the value of the outstanding unvested stock options based on the difference between the exercise price and the stock price at December 31, 2014. Please note, however, that the ultimate value will depend on the stock price on the date of exercise. Only Ms. Utecht was eligible for such retirement as of December 31, 2014.

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In addition to the foregoing, upon termination each NEO would be allowed to retain his or her vested options set forth in Column (b) of the Outstanding Equity Awards at Fiscal Year-End Table 2014, subject to the expiration provisions set forth in footnote (12) above. Each NEO would also be paid his or her Annual Incentive for 2014 and the performance-based cash component of the LTI award for performance periods completed as of year end 2014 (see footnote (2) to Column (g) of the Summary Compensation Table for the amounts of both of these awards), and the aggregate benefits accrued by the NEO in the nonqualified defined contribution plan set forth in Column (f) of the Nonqualified Deferred Compensation Table, payable commencing six months after cessation of employment in accordance with the NEO’s predetermined distribution elections. Mr. Flynn and Ms. Utecht would each be entitled to his or her accumulated benefit under the Nonqualified Plan, payable in a lump sum at the later of six months after cessation of employment or attainment of age 55. For Ms. Utecht, who is eligible for normal retirement, the present value of her benefits as of December 31, 2014 (assuming cessation of employment as of December 31, 2014 and payment in a lump sum) is $1,498,957. For Mr. Flynn who was eligible for early retirement with a reduced pension benefit, the present value of his benefit, as of December 31, 2014 (assuming cessation of employment as of December 31, 2014 and payment in a lump sum) is $2,968,702. These are the same nonqualified pension benefits disclosed above in the table entitled “Pension Benefits Table 2014”. The amounts described in this paragraph differ from the present values reflected in Column (d) of the Pension Benefits Table because, under applicable SEC rules, the Pension Benefits Table values are calculated using different interest rates and without regard to early retirement adjustments otherwise applicable under the plan.

Termination Under Certain Other Circumstances

Death or Disability

In the event of termination upon death or disability, an NEO is eligible for benefits in programs available to US salaried employees generally, as well as a supplemental disability benefit (in the event of disability) and a surviving spouse benefit under the nonqualified deferred compensation plan (in the event of death). The supplemental disability benefit is an insured product intended to provide NEOs with additional disability benefits above the benefit level provided under the Company’s group disability plan. The supplemental plan, in conjunction with the Company’s group plan, will yield up to 70% of an NEO’s annual salary with a maximum monthly benefit of $25,000. In addition, such NEO’s outstanding unvested equity awards (restricted stock units and stock options) would vest immediately, with the stock option awards expiring no later than five years after such death or disability. The market value for each NEO’s unvested restricted stock units and stock option awards as of year-end 2014 is set forth in the relevant section of Column (b) of the table above. Further, any outstanding performance-based cash awards would remain in force, with payment contingent upon the applicable performance measures being met. A value for each NEO’s performance-based cash component for performance periods not complete as of December 31, 2014 is set forth in the relevant section of Column (b) of the table above, calculated assuming a payout at target.

Termination For Cause

In the event of a termination of an NEO for cause, all outstanding unvested equity awards (restricted stock units and stock options) and performance-based cash awards would be cancelled and all vested stock option awards would expire immediately.

Compensation and Organization Committee Report

This Compensation and Organization Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.

The Committee has reviewed and discussed the Compensation Discussion and Analysis with the management of the Company. Based on this review and these discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and the Company’s proxy statement.

The preceding report has been furnished by the following members of the Compensation and Organization Committee:

C. Scott Greer, Chairman

K’Lynne Johnson

Paul J. Norris

William H. Powell

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VII.	OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s Common Stock, to file with the SEC, initial reports of ownership and reports of changes in beneficial ownership of Common Stock. Executive officers, directors and greater than ten percent stockholders (collectively, the “Reporting Persons”) are additionally required to furnish the Company with copies of all Section 16(a) forms they file.

Based on a review of forms filed with the SEC and information provided by Reporting Persons to the Company, it is believed that all Section 16(a) requirements were fully met by all Reporting Persons with respect to the year ended December 31, 2014.

Audit Committee Report

The Audit Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.

During the past year, the Audit Committee met five times, including telephonic meetings, to discuss quarterly results and other matters. In carrying out its duties, the Committee has:

•	Reviewed and discussed the audited consolidated financial statements with management and KPMG, the company’s independent registered public accounting firm;

•	Discussed with KPMG the matters required to be discussed pursuant to the Public Company Accounting Oversight Board Auditing Standard No. 16, “Communicating with Audit Committees”;

•	Discussed various matters with KPMG related to the Company’s consolidated financial statements, including all critical accounting policies and practices used, all alternative treatments for material items that have been discussed with Company management, and all other material written communications between KPMG and management; and

•	Received the written disclosures and the letter from KPMG as required by The Public Company Accounting Oversight Board, and has confirmed with KPMG its independence.

In reliance upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

The preceding report has been furnished by the following members of the Audit Committee:

Eduardo E. Cordeiro, Chairman

G. Peter D’Aloia

Paul J. Norris

Robert C. Pallash

Vincent R. Volpe, Jr.

Expenses Relating to this Proxy Solicitation

The Company will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, Company officers, directors and employees may solicit proxies by telephone or personal call without extra compensation for that activity. The Company also expects to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of Company stock and obtaining the proxies of those owners. The Company has not engaged a solicitation firm in connection with this proxy solicitation.

Andrea E. Utecht

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FMC

FMC CORPORATION
1735 MARKET STREET
PHILADELPHIA, PA 19103
ATTN: ANDREA E. UTECHT

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FMC CORPORATION

The Board of Directors recommends that you vote FOR proposals 1, 2 and 3:

1. Election of seven Directors (nominees 1a.-1g.) to serve for a one-year term expiring in 2016, as set forth in the Proxy Statement.

Nominees:	For	Withhold	Abstain
1a. Eduardo E. Cordeiro	☐	☐	☐
1b. G. Peter D'Aloia	☐	☐	☐
1c. C. Scott Greer	☐	☐	☐
1d. K'Lynne Johnson	☐	☐	☐
1e. Paul J. Norris	☐	☐	☐
1f. William H. Powell	☐	☐	☐
1g. Vincent R. Volpe, Jr.	☐	☐	☐

	For	Against	Abstain
2. Ratification of the appointment of independent registered public accounting firm.	☐	☐	☐
3. Approval, by non-binding vote, of executive compensation.	☐	☐	☐

NOTE: This proxy delegates discretionary authority with respect to any other business as may properly come before the meeting or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date